UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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AXALTA COATING SYSTEMS LTD.

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Notice of 2017 Annual General Meeting
of Members and Proxy Statement

Axalta Coating Systems Ltd.

Wednesday, April 26, 2017 at 2:15 p.m., local time
Convene, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103

Axalta Coating Systems Ltd. Two Commerce Square 2001 Market Street, Suite 3600 Philadelphia, PA 19103

March 15, 2017

Dear Member:

You are cordially invited to the 2017 Annual General Meeting of Members (the “Annual Meeting”) of Axalta Coating Systems Ltd., a Bermuda exempted company (the “Company”), to be held on Wednesday, April 26, 2017 at 2:15 p.m., local time, at Convene, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103.

You will find information regarding the matters to be voted upon in the attached Notice of the 2017 Annual General Meeting and Proxy Statement (the “Notice”). We are sending our shareholders, referred to as “members” under Bermuda law, a notice regarding the availability of this Proxy Statement, our 2016 Annual Report to Members and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. You may request a paper copy of these materials using one of the methods described in the Notice.

Whether or not you attend in person, it is important that your common shares be represented and voted at the Annual Meeting. Please follow the voting instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual Meeting. You are, of course, welcome to attend the Annual Meeting and vote in person, even if you have previously returned your proxy card or voted over the Internet or by telephone.

Sincerely,

Charles W. Shaver
Chairman and Chief Executive Officer

AXALTA COATING SYSTEMS LTD.
Two Commerce Square
2001 Market Street, Suite 3600
Philadelphia, PA 19103

Notice of 2017 Annual General Meeting

Time and Date:	Place:
2:15 p.m., local time, on Wednesday, April 26, 2017	Convene, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103

Who Can Vote:

Only holders of our common shares at the close of business on March 2, 2017, the record date, will be entitled to receive notice of, and to vote at, the Annual Meeting.

Annual Report:

Our 2016 Annual Report to Members accompanies but is not part of this Proxy Statement.

Proxy Voting:

Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card or voting instruction form will save the Company the expenses and extra work of additional solicitation. If you wish to vote by mail, for those receiving printed copies of the proxy materials we have enclosed an envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted by delivering to the Company a subsequently executed proxy or a written notice of revocation or by voting in person at the Annual Meeting.

Items of Business:

●	To elect three Class III directors for terms ending at the 2020 Annual General Meeting of Members;

●	To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2018 Annual General Meeting of Members and to delegate authority to the board of directors of the Company, acting through the Audit Committee, to fix the terms and remuneration thereof;

●	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers; and

●	To transact any other business that may properly come before the Annual Meeting.

Date of Mailing:

A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to members on or about March 15, 2017.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,

Michael Finn
Senior Vice President, General Counsel and Corporate Secretary
March 15, 2017

2017 PROXY STATEMENT	i

ii	AXALTA COATING SYSTEMS

2017 PROXY STATEMENT	iii

PROXY SUMMARY

This proxy statement (this “Proxy Statement”) and accompanying proxy materials are being furnished to the members of Axalta Coating Systems Ltd., a Bermuda exempted company (the “Company” or “Axalta”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board” or the “board of directors”) for use at the 2017 Annual General Meeting of Members, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of 2017 Annual General Meeting. This summary highlights information contained elsewhere in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. For more complete information about these topics, please review the Company’s complete Proxy Statement and Annual Report on Form 10-K. Please also see the Questions and Answers section beginning on page 48 for important information about proxy materials, voting, the Annual Meeting, Company documents and communications.

2017 Annual General Meeting
Date:	Wednesday, April 26, 2017	Place:	Convene
Time:	2:15 p.m., local time		2001 Market Street, 2nd Floor
Record Date:	March 2, 2017		Philadelphia, PA 19103

Proposals		Board Recommendation
1.	Election of three Class III directors to serve until the 2020 Annual General Meeting	FOR
2.	Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered	FOR
public accounting firm and auditor
3.	Non-binding advisory vote to approve the compensation paid to our named executive officers	FOR

		Class III Director Nominees
Name	Age	Occupation	Committees	Other Public Company Boards
Charles W. Shaver	58	Chairman & CEO of Axalta	Executive	1
Mark Garrett	54	Chairman of Executive Board and Chief Executive of	Audit, EHS&S	1
		Borealis AG
Lori J. Ryerkerk	54	Executive Vice President, Global Manufacturing	Audit,	0
		of Royal Dutch Shell (Shell)	Nominating
			& Corporate
			Governance

2017 PROXY STATEMENT	1

PROXY SUMMARY

2016 Financial and Operating Highlights

The Company had a successful year executing against key financial and business metrics while also meeting important strategic goals and milestones, notably:

●	The Company celebrated its 150th anniversary in the coatings industry and a strong record of providing innovative coating technologies to customers around the world.

●	Net sales were $4,074 million with volume and price up 4.3% versus 2015, offset by unfavorable foreign exchange translation.

●	Six acquisitions which closed during 2016, coupled with several in 2015, contributed 2.2% to volume growth.

●	Net income attributable to Axalta was $42 million, Adjusted EBITDA was $907 million, a 5% increase over 2015, and EBITDA margins increased a strong 110 basis points.(1)

●	Cash from operations increased to $559 million from $410 million in 2015, a 36% increase.

●	Refinancing transactions in the second half of the year, coupled with several debt pre-payments, will result in an approximate $35 million savings in annual cash interest expense.
●	Our Refinish business had an exceptional year with significant business wins among distributors, multi-shop operators and dealer-owned body shops, and important product launches in the mainstream and economy segments.

●	The Industrial Coatings business enjoyed strong net sales growth, adding nearly 1,000 new customer accounts and introducing more than 100 new products or line extensions.

●	Our Transportation Coatings business coated more than 28 million vehicles, launched products on more than 100 customer paint lines, and introduced new products ranging from color and clear coats to specifically formulated coatings for light weight substrates.

●	The Carlyle Group sold its remaining shares of Axalta equity making the Company now entirely independent.

(1)	For reconciliation to GAAP, please see “Reconciliation of non-GAAP Financial Measures” beginning on page 41 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017.

2	AXALTA COATING SYSTEMS

PROXY SUMMARY

Corporate Governance Highlights

The Company is committed to meeting high standards of ethical behavior, corporate governance and business conduct. This commitment has led the Company to implement the following practices:

●	Board Independence – seven of our eight directors are independent under NYSE listing standards. Our CEO is the only non-independent member of our board of directors. All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent.

●	Independent Directors Meetings – independent directors typically meet in executive sessions following each regularly scheduled Board meeting, without management present.

●	Annual Board and Committee Self-Evaluations – each year, the Nominating and Corporate Governance Committee administers self-evaluations of the board of directors and its committees, in addition to conducting an individual director performance evaluation.

●	Stock Ownership Guidelines for Directors and Executive Officers – the Company adopted stock ownership guidelines for directors in 2016, which were increased in 2017, in addition to the stock ownership requirements previously adopted for executive officers in connection with our 2014 initial public offering. Each of the directors and executive officers satisfies the stock ownership guidelines or is within the grace period provided by the stock ownership guidelines to achieve compliance.

●	Succession Planning – the Company and the board of directors actively engage in developing a pipeline of internal talent to assume key executive positions. Our Compensation Committee has also reviewed an emergency succession management plan in the event that one of our key executives became unable or unwilling to serve.

●	EHS&S Committee – in February 2017, the board of directors established a new committee responsible for the Company’s policies, performance, strategy and compliance matters related to the environment, health, safety and sustainability.

Executive Compensation Highlights

We maintain several guiding practices and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices are considered and addressed, including:

●	Performance-Based Compensation – the Company relies heavily on performance-based compensation for executive officers, including introducing awards of performance-based restricted stock in 2016 tied to our total shareholder return relative to a peer group of companies, which comprise approximately half of the grant date value of the 2016 long-term equity awards.

●	Significant At-Risk Pay – 89% of our CEO’s pay and 75% of our other executive officers’ pay was at risk in 2016 (i.e., annual non-equity incentive compensation and discretionary long-term equity incentive awards).

●	Incentive Compensation Recoupment Policy – the board of directors adopted a policy in 2017 providing that the Compensation Committee may require reimbursement of incentive compensation awarded to an executive officer if the Company is required to restate its financial results as a result of the executive officer’s misconduct.

●	Hedging and Pledging Prohibited – the Company’s insider trading policy prohibits our officers, directors and employees from pledging their common shares as collateral and engaging in hedging or short sale transactions in our common shares.

●	Double-Trigger Vesting Provisions – the Company’s 2014 Incentive Award Plan provides double-trigger vesting provisions for long-term equity awards.

2017 PROXY STATEMENT	3

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors divided into three classes with staggered three-year terms so that the term of one class expires at each annual general meeting of members. Three nominees will be proposed for election as Class III directors at the Annual Meeting. Information regarding our directors’ professional experience and ages (as of March 2, 2017) is set forth below.

The persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. The elected directors will serve until the annual general meeting of members in 2020 or until an earlier resignation or retirement or until their successors are elected and qualify to serve.

All of the nominees are presently serving as directors of the Company. The nominees have agreed to stand for reelection. However, if for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our board of directors, or the board of directors may determine to leave the vacancy temporarily unfilled.

4	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nominees for Election as Class III Directors with Terms to Expire at the 2020 Annual General Meeting of Members

Charles W. Shaver

Mr. Shaver, age 58, has been our Chairman of the Board and Chief Executive Officer since February 2013. With over 35 years of leadership roles in the global petrochemical, oil and gas industry, he was most recently the Chief Executive Officer and President of the TPC Group from 2004 to April 2011. Prior to joining Axalta, Mr. Shaver served as an operating executive for Golden Gate Capital and The Carlyle Group. Mr. Shaver also served as Vice President and General Manager for General Chemical, a division of Gentek, from 2001 through 2004 and as a Vice President and General Manager for Arch Chemicals from 1999 through 2001. Mr. Shaver began his career with The Dow Chemical Company serving in a series of operational, engineering and business positions from 1980 through 1996. He has an extensive background of leadership roles in a variety of industry organizations, including serving as Chairman of the American Coatings Association Board of Directors and Executive Committee and serving on the Board of Directors and Executive Committee of the American Chemistry Council, the American Chemistry Council Finance Committee and the National Petrochemical and Refiners Association Board and Executive Committee. Mr. Shaver currently serves as Chairman of the Board of Directors for U.S. Silica, a position he has held since 2012, and formerly served on the Board of Directors of Taminco, Inc. from 2012 through 2014. Mr. Shaver earned his B.S. in Chemical Engineering from Texas A&M University. The board of directors has concluded that Mr. Shaver should serve as a director because he brings extensive experience in the management of public and private companies and the chemical industries as well as a deep knowledge of our operations in his role as our Chief Executive Officer.

Mark Garrett

Mr. Garrett, age 54, became a member of our board of directors in June 2016. Mr. Garrett is Chairman of the Executive Board and Chief Executive of Borealis AG, a leading provider of innovative solutions in the fields of polyolefins, base chemicals and fertilizers with headquarters in Vienna, Austria. Mr. Garrett has over 30 years of experience in senior management roles in the chemical sector. After assuming his current position at Borealis, he set the company on a strong trajectory that included driving growth as Vice Chairman at Abu Dhabi Polymers Company Ltd. (Borouge ADP), a leading provider of innovative, value creating plastics solutions, established in a joint venture with Abu Dhabi National Oil Company (ADNOC). Mr. Garrett also is a member of the Board of Directors of Nova Chemicals and Chairman of its Remuneration Committee. Nova is one of world’s leading suppliers of plastics and chemicals. Through collaborative efforts, Borealis, Borouge and Nova have generated substantial value creation for investors. Before assuming his current position at Borealis in 2007, Mr. Garrett was Executive Vice President Water and Paper Treatment and a member of the Executive Committee at Ciba Specialty Chemicals where he started his career and moved into positions of increasing responsibility. Mr. Garrett is a member of the Board of Directors at Umicore, a global materials technology and recycling group, and a member of the Advisory Board of Webster Vienna Private University. Mark Garrett holds a Bachelor of Arts degree in economics from the University of Melbourne in Australia and a Graduate Diploma of Applied Information Systems from the Royal Melbourne Institute of Technology. He holds Australian and Swiss dual nationalities. The board of directors has concluded that Mr. Garrett should serve as a director because he brings extensive experience in the management of multinational public and private companies and has deep knowledge of the chemicals industry as well as European and global markets.

2017 PROXY STATEMENT	5

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Lori J. Ryerkerk

Ms. Ryerkerk, age 54, became a member of our board of directors in October 2015. Ms. Ryerkerk is Executive Vice President, Global Manufacturing of Royal Dutch Shell (Shell), a role she has held since October 2013. She is responsible for all Shell Refining and Chemical assets globally, both Shell operated and joint ventures, with a total crude oil processing capacity of 3.1 million barrels per day and chemical sales volume of 17 million tonnes per year. From May 2010 until October 2013, Ms. Ryerkerk was Shell’s Regional Vice President, Manufacturing, Europe and Africa. Prior to joining Shell, Ms. Ryerkerk held leadership roles with ExxonMobil Corporation and Hess Corporation. She has lived and worked in the U.S., Asia and Europe. Ms. Ryerkerk received her B.S. in chemical engineering from Iowa State University. The board of directors has concluded that Ms. Ryerkerk should serve as a director because she has significant experience with global manufacturing operations as well as extensive expertise in international business and strategic planning.

The board of directors of the Company recommends a vote “FOR” each of the foregoing nominees for election as Class III directors.

6	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Directors Continuing in Office

Continuing Class I Directors with Terms Expiring at the 2018 Annual General Meeting of Members

Robert M. McLaughlin

Mr. McLaughlin, age 59, became a member of our board of directors in April 2014. Mr. McLaughlin currently serves on the Board of Directors of publicly-traded Beacon Roofing Supply, Inc., the largest distributor of residential and non-residential roofing materials in the United States. In 2016, Mr. McLaughlin retired as the Senior Vice President and Chief Financial Officer of Airgas, Inc. and a member of the company’s Management Committee. Airgas is a leading U.S. supplier of industrial, medical and specialty gases, and hardgoods, such as personal protective equipment, welding equipment and other related products. Prior to assuming that position on October 3, 2006, Mr. McLaughlin served as Vice President and Controller since joining Airgas in 2001. From 1999 to 2001, he served as Vice President of Finance for Asbury Automotive Group. From 1992 to 1999, Mr. McLaughlin was Vice President of Finance and held other senior financial positions at Unisource Worldwide, Inc. He began his career at Ernst & Young in 1979. He was a Certified Public Accountant and earned his Bachelor’s degree in accounting from the University of Dayton. The board of directors has concluded that Mr. McLaughlin should serve as a director because he has significant and diverse business experience and has substantial experience on all aspects of financial management and strategic planning in a public company environment.

Samuel L. Smolik

Mr. Smolik, age 63, became a member of our board of directors in September 2016. Mr. Smolik currently serves on the Board of Directors of Evergreen Industrial Services, a leading provider of environmental and industrial cleaning solutions. In 2017, Mr. Smolik retired as the Senior Vice President – Americas Manufacturing at LyondellBasell Industries, one of the world’s largest plastics, chemical and refining companies. Prior to that assignment, Mr. Smolik was Vice President – Global Health, Safety, Environment and Operational Excellence at the company. From 2005 through 2009, he was Vice President – Global Downstream Health, Safety, Security and Environment at Royal Dutch Shell. Between 1975 and 2004, Mr. Smolik held a number of positions of increasing responsibility at The Dow Chemical Company before attaining his final position as Vice President, Global Environment, Health, Safety and Security. Mr. Smolik is active with the American Fuels & Petrochemical Manufacturers Association and the American Chemistry Council. He is also involved with a number of community, education and other non-profit organizations including The University of Texas at Austin Engineering Advisory Board, the Antwerp International School Foundation where he is President of the Board of Directors, and Ducks Unlimited, the leading wetlands conservation organization in North America. Mr. Smolik received a B.S. in Chemical Engineering from The University of Texas at Austin. The board of directors has concluded that Mr. Smolik should serve as a director because he brings extensive experience in global operations and environment, health and safety matters in the chemicals industry.

2017 PROXY STATEMENT	7

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Continuing Class II Directors with Terms Expiring at the 2019 Annual General Meeting of Members

Deborah J. Kissire

Ms. Kissire, age 59, became a member of our board of directors in December 2016. Ms. Kissire currently serves on the Boards of Directors and Audit Committees for Cable One, Inc., a leading American cable service provider, and Omnicom Group, Inc., a global marketing and corporate communications holding company based in the U.S. In 2015, she retired as Vice Chair and Regional Managing Partner from Ernst & Young, L.L.P. (EY), where she also served as a member of their Americas Executive Board and Global Practice Group. Ms. Kissire has more than 30 years of experience in the financial sector, and has served in various leadership positions at EY, including Vice Chair and Regional Managing Partner for the East Central and Mid-Atlantic Regions and U.S. Vice Chair of Sales and Business Development. In addition to serving on EY’s Americas Executive Board, she has extensive experience serving on or leading multiple civic boards and executive level committees, where she provided exceptional insight into strategic planning, governance, global branding, and gender inclusiveness. In 2014, Ms. Kissire was inducted into the Washington Business Hall of Fame and has been recognized in the Washington Business Journal’s list of ‘Women Who Mean Business’. She has also been named as one of Washingtonian’s ‘150 Most Powerful People in Washington, D.C.’ and featured multiple times on Washingtonian’s list of the ‘100 Most Powerful Women in Washington, D.C.’ Ms. Kissire is a CPA and earned her BBA, Accounting, from Texas State University (formerly Southwest Texas State University). The board of directors has concluded that Ms. Kissire should serve as a director because she brings extensive experience in the financial oversight of public companies.

Andreas C. Kramvis

Mr. Kramvis, age 64, became a member of our board of directors in July 2014. Mr. Kramvis is currently an Operating Partner with AEA Investors. In 2017, Mr. Kramvis retired as the Vice Chairman of Honeywell International where he focused on critical aspects for the achievement of the company’s Five Year Plan. Prior to that role, Mr. Kramvis served as the President and Chief Executive Officer of Honeywell Performance Materials and Technologies, a global leader in process technology for the oil and gas industries as well as the development and production of high-purity, high-quality performance chemicals and materials. Mr. Kramvis has also served as the President and CEO of Honeywell’s Environmental and Combustion Controls business. Intimately familiar with key markets and economies around the world, Mr. Kramvis has managed companies with global scope across five different industries. Mr. Kramvis is a Director of AptarGroup, a past Chairman of the Society of Chemical Industry and a past Board Member and Executive Committee Member of the American Chemistry Council. He is the author of a book titled “Transforming the Corporation: Running a Business in the 21st Century,” which demonstrates how to systematically transform a business for high performance. Mr. Kramvis is a graduate of Cambridge University, where he studied engineering specializing in electronics and he holds an M.B.A. from Manchester Business School. The board of directors has concluded that Mr. Kramvis should serve as a director because he brings extensive experience regarding the management of public and private companies.

8	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Gregory S. Ledford

Mr. Ledford, age 59, became a member of our board of directors following our acquisition of the performance coatings business of DuPont on February 1, 2013. Mr. Ledford is a Managing Director at The Carlyle Group focused on the industrial and transportation sectors. He joined Carlyle in 1988 and, prior to his appointment as Managing Director, held the positions of Vice President and Principal, responsible for leading Carlyle’s investments in numerous companies. From 1991 to 1997, he was Chairman and CEO of The Reilly Corp., a former Carlyle portfolio company. In addition, he was Director of Capital Leasing for MCI Telecommunications. Mr. Ledford is a member of the board of directors of Greater China Intermodal and ADT Korea. Mr. Ledford is a graduate of the University of Virginia’s McIntire School of Commerce. He received an M.B.A. from Loyola College. The board of directors has concluded that Mr. Ledford should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry.

2017 PROXY STATEMENT	9

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Policies on Corporate Governance

Our Board believes that strong corporate governance is important to ensure that our business is managed for the long-term benefit of our members. We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors, including our executive officers and senior financial and accounting officers. We have also adopted Corporate Governance Guidelines. Copies of the current versions of the Code of Business

Conduct and Ethics and the Corporate Governance Guidelines are available on our website and will also be provided upon request to any person without charge. Requests should be made in writing to our Corporate Secretary at Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103, or by telephone at (855) 547-1461.

Board Leadership Structure

The board of directors does not have a set policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board believes it is in the best interests of the Company and our members to make that determination based on the position and direction of the Company and the membership of the Board. As part of its annual self-evaluation process, the Board evaluates whether the roles of Chairman of the

Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee of the Company. The Board believes these issues should be considered as part of the Board’s broader oversight and succession planning process. Currently, Mr. Shaver serves as our Chairman and Chief Executive Officer.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management, the Board provides overall risk oversight focusing on the most significant risks facing us. The Board oversees the risk management processes that are implemented by our executives to determine whether these processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with reviewing with management, our independent auditors and our legal counsel, as appropriate, our compliance with legal and regulatory requirements and any related compliance policies and programs. The Audit Committee is also tasked with reviewing our financial and risk management policies. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the Audit Committee, and the Audit Committee is updated on a regular basis on relevant and significant risk areas. The Environment, Health, Safety and Sustainability Committee (the “EHS&S Committee”) is tasked with overseeing management’s monitoring and enforcement of the Company’s policies to protect the health and safety of employees, contractors, customers, the public and the environment. The Compensation Committee and Nominating and Corporate Governance Committee (the “Nominating Committee”) oversee risks associated with executive compensation and corporate governance matters, respectively.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators and risks associated with our business plan, strategies and capital structure. In addition, the Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility, and the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

10	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

Our Corporate Governance Guidelines require that the Board be comprised of a majority of directors who are “independent” under applicable NYSE rules, and state the Board’s belief that a substantial majority of directors should be independent. Our Board has determined that all of our directors other than Mr. Shaver are independent under the NYSE listing standards.

Nominations for Directors

The Nominating Committee will consider director nominees recommended by our members. A member who wishes to recommend a director candidate for consideration by the Nominating Committee should send the recommendation to our Corporate Secretary at Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103, who will then forward it to the Nominating Committee. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”) (as amended from time to time), the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the member and the candidate for more information. A member who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the notice procedures set forth in our Amended and Restated Bye-Laws (“Bye-Laws”). See “MEMBER PROPOSALS FOR THE COMPANY’S 2018 ANNUAL GENERAL MEETING OF MEMBERS” for more information on these procedures.

The Nominating Committee will consider and evaluate persons recommended by the members in the same manner as it considers and evaluates other potential directors.

Director Qualifications

The Nominating Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the board of directors those candidates to be nominated for election to the board of directors. Our Corporate Governance Guidelines, which are available on our website as described above, set forth criteria that the Nominating Committee will consider when evaluating a director candidate for membership on the board of directors. These criteria are as follows: professional experience; education; skill; diversity; differences of viewpoint; and other individual qualities and attributes that will positively contribute to the Board. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our Nominating Committee also considers the mix of backgrounds and qualifications of the directors in order to ensure that the board of directors has the necessary experience, knowledge and abilities to perform its responsibilities effectively and to consider the value of diversity on the board of directors. While diversity and variety of experiences and viewpoints represented on the Board should always be considered, the Board believes that a director nominee should not be chosen nor excluded solely or largely because of race, religion, national origin, sex, sexual orientation or disability. As Axalta has only been a stand-alone company since February 2013, none of our directors has a tenure longer than approximately four years. However, over time the Nominating Committee will consider Board tenure and refreshment as additional relevant criteria in its identification, consideration and recommendation of director candidates.

2017 PROXY STATEMENT	11

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Composition

Our Board currently consists of eight directors, with Mr. Shaver serving as Chairman of the Board.

The number of directors on our Board may be modified from time to time by our board of directors in accordance with our Bye-Laws. Our Board is divided into three classes whose directors serve three-year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earliest of their respective death, resignation or removal.

At each annual general meeting, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual general meeting following such election.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

When considering whether our directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth in “Proposal No. 1: Election of Directors.” We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.

Director Orientation and Continuing Education

We have a process for onboarding and orienting new directors and for supplying continuous education to our Board members. As part of our director orientation program, new directors participate in one-on-one introductory meetings with Axalta’s business and functional leaders and are given presentations by members of senior management on the Company’s strategic plans, financial statements and key issues, policies and practices, as well as the Company’s governance and compliance policies and procedures. We provide our directors quarterly corporate governance updates via our legal department. In addition, we identify and pay for our directors to attend continuing education programs on corporate governance, compliance and other critical issues associated with a director’s service on a public company board, as well as site visits to our facilities around the world.

Communications with Board of Directors

The board of directors provides a process for members and other interested parties to send communications to the Board or any of the directors. Members and other interested parties may send written communications to the Board, or any of the individual directors, c/o the Corporate Secretary of the Company at Axalta Coating

Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the individual directors, as applicable, on a periodic basis.

Board Meetings, Attendance and Executive Sessions

Directors are expected to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings and meetings of committees on which they serve. In addition, all directors are invited, but not required, to attend our annual general meeting of members. All of our current directors attended the annual general meeting of members held in May 2016 other than Mr. Garrett, Mr. Smolik and Ms. Kissire, who were not appointed to the Board until after the meeting: June 2016, September 2016 and December 2016, respectively.

In general, the Board reserves time during each regularly scheduled meeting to allow the non-employee Board members and the independent directors to each meet in executive sessions. During these executive sessions, the participants choose among themselves who will preside over the discussion.

12	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

In 2016, the Board met five times and also held three informational working sessions. All directors with the exception of Mr. Garrett attended 75% or more of the meetings of the Board and committees on which they served. Mr. Garrett, who was appointed to our Board and Audit Committee in June 2016, attended 67% of the aggregate number of Board and Audit Committee meetings held during the period for which he has been a director. During his recruitment to the Board, Mr. Garrett informed the Company of the scheduling conflicts that resulted in his absences, and we do not believe any such scheduling conflicts exist for our 2017 Board and committee meetings.

Board and Director Evaluation Process

Each of our Board and our Audit, Compensation, Nominating and EHS&S Committees conducts an annual evaluation to determine whether it has complied with its responsibilities under its charter and applicable laws or regulations and whether it is functioning effectively. The committee self-evaluations consider whether and how well each committee has performed the responsibilities listed in its charter. The Board evaluations consider the committee self-evaluations, as well as the Board’s composition and organization, the quality of Board participation and process, and the quality of the Board’s meeting agendas and materials. In addition, each director annually participates in a one-on-one meeting with our General Counsel to discuss the Board’s operations, their individual performance, the performance of other directors and areas of potential improvement. Our Nominating Committee has established these procedures and periodically reviews and, as appropriate, updates them.

Board Committees

Our board of directors directs the management of our business and affairs as provided by Bermuda law and conducts its business through its meetings and its five standing committees: the Audit Committee; Compensation Committee; Nominating Committee; EHS&S Committee and Executive Committee. In addition, from time to time, other committees may be established under the Board’s direction when necessary or advisable to address specific issues.

Each of the committees operates under a charter that was approved by our board of directors. A copy of each of the charters for the Audit, Compensation, Nominating and EHS&S Committees is available on our website at www.axaltacoatingsystems.com.

Committee Membership

Set forth below is the current membership of each of the committees, with the number of meetings held during the year ended December 31, 2016 in parentheses:

Audit	Compensation	Nominating	EHS&S	Executive
Committee (9)	Committee (6)	Committee (4)	Committee (0)*	Committee (2)
Robert M. McLaughlin	Andreas C. Kramvis	Deborah J. Kissire	Samuel L. Smolik	Charles W. Shaver
(Chair)	(Chair)	(Chair)	(Chair)	(Chair)
Mark Garrett	Deborah J. Kissire	Gregory S. Ledford	Mark Garrett	Andreas C. Kramvis
Lori J. Ryerkerk	Robert M. McLaughlin	Lori J. Ryerkerk		Gregory S. Ledford

*	The EHS&S Committee was not formed until February 2017 and therefore had no meetings in 2016.

2017 PROXY STATEMENT	13

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

The Audit Committee is responsible for, among its other duties and responsibilities, assisting the board of directors in overseeing our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Business Conduct and Ethics, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Mr. McLaughlin was appointed as the Chairman of the Audit Committee in April 2014. The

board of directors has determined that Mr. McLaughlin is an “audit committee financial expert” as such term is defined under the applicable regulations of the Commission and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE. The board of directors has also determined that Messrs. McLaughlin and Garrett and Ms. Ryerkerk are independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE listing standards, for purposes of the Audit Committee. All members of the Audit Committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

Compensation Committee

The Compensation Committee is responsible for, among its other duties and responsibilities, reviewing and approving the compensation philosophy for our Chief Executive Officer, reviewing and approving all forms of compensation and benefits to be provided to our other executive officers and reviewing and overseeing the administration of our equity incentive plans. The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of executive officers and management in the compensation process are each described under the heading “Compensation, Discussion and Analysis — Determination of Executive Compensation” in this Proxy Statement. Membership on the Compensation Committee changed in 2016, with the resignations of the Carlyle-designated directors formerly serving on the committee and their replacement with Mr. Kramvis, Ms. Kissire and Mr. McLaughlin. The board of directors has determined that Mr. Kramvis, Ms. Kissire and Mr. McLaughlin are independent under the NYSE listing standards for purposes of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for, among its other duties and responsibilities, identifying and recommending director candidates for election to our board of directors and reviewing the composition of the board of directors and its committees. The Nominating Committee also reviews the Company’s Corporate Governance Guidelines and makes recommendations to the Board regarding governance matters, as well as oversees the annual self-evaluations of the Board. The board of directors has determined that Ms. Kissire, Mr. Ledford and Ms. Ryerkerk are independent under the NYSE listing standards for purposes of the Nominating Committee.

Environment, Health, Safety and Sustainability Committee

The EHS&S Committee is responsible for, among its other duties and responsibilities, the oversight and review of the Company’s policies, performance, strategy and compliance matters related to the environment, health, safety and sustainability. The EHS&S Committee was formed in February 2017.

Executive Committee

The Executive Committee exercises the powers of the Board between regularly scheduled meetings of the Board, subject to the limitations set forth in its charter.

14	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Succession Planning

The Company actively engages in succession planning in order to ensure that it has a sufficient pipeline of internal executive talent. The board of directors and its committees regularly review succession plans for the Chief Executive Officer and other members of senior management, including plans for emergency scenarios. The Board and its committees also regularly assess the staffing of the Company’s key leadership positions to identify and develop employees for such positions. In addition, the Company holds an annual leadership development program to recognize the Company’s emerging leaders from around the globe and to connect them with peers and senior executives of the Company.

Stock Ownership Guidelines

In order to ensure meaningful share ownership in Axalta by the Company’s directors and officers, the Company has adopted minimum share ownership requirements. More information is set forth under the heading “Stock

Ownership Guidelines” in the Director Compensation and Compensation Discussion and Analysis sections of this Proxy Statement.

Clawback Policy

The board of directors has adopted a policy regarding the recapture of compensation paid to executive officers in the event of a restatement of the Company’s financial results. More information is set forth under the heading

“Incentive Compensation Recoupment Policy” in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2016, our Compensation Committee consisted of Messrs. Kramvis (Chair) and Ledford and Ms. Kissire, and our former directors Orlando Bustos and Martin Sumner prior to their respective resignations from the Board in connection with Carlyle’s sales of our common shares. None of the members of our Compensation Committee is currently or was during the year ended December 31, 2016 one of our officers or employees. Messrs. Sumner and Ledford are employed by Carlyle. Carlyle is party to our principal stockholders agreement. See “Certain Relationships and Related Party Transactions — Carlyle.” During the year ended December 31, 2016, none of our executive officers served as a member of the board of directors (or similar governing body) or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our Compensation Committee.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy for the evaluation, approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” will include our executive officers, directors and director nominees or their immediate family members, or members owning five percent or more of our outstanding common shares and their immediate family members.

The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee will then:

●	review the relevant facts and circumstances of each related person transaction, including the financial terms of such transaction, the benefits to us, the availability of other sources for comparable products or services, whether the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

●	take into account the impact on the independence of any independent director and the actual or apparent conflicts of interest.

2017 PROXY STATEMENT	15

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

All related person transactions may only be consummated if our Audit Committee has approved or ratified each such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy. These pre-approved transactions include:

●	The purchase of the Company’s products on an arm’s length basis in the ordinary course of business and on terms and conditions generally available to other similarly situated customers;

●	Resolution of warranty claims and associated activities relating to the Company’s products, provided such claims and activities are administered on an arm’s length basis in the ordinary course of business and consistent with the administration of the claims of other similarly situated customers;

●	Any related person transaction within the scope of a related person’s ordinary business duties to the Company or the Company’s ordinary course of business when the interest of the related person arises solely from the ownership of a class of equity securities of the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis;

●	Receipt of compensation and benefits (subject to necessary Compensation Committee approvals) by an executive officer or director of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K or to an executive officer of the Company, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our Board for approval, by our Compensation Committee;

●	The Company’s payment or reimbursement of a related person’s expenses incurred in performing his or her Company-related responsibilities in accordance with the Company’s policies and procedures;

●	Any related person transaction in which the related person’s interest arises only: (i) from the related person’s position as a director of another corporation or organization that is a party to the related person transaction; (ii) from the direct or indirect ownership by the related person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person (other than a partnership) which is a party to the related person transaction; or (iii) from both such position and ownership;

●	Any related person transaction in which the related person’s interest arises only from the related person’s position as a limited partner in a partnership in which the related person and all other related persons have an interest of less than ten percent and the person is not a general partner of and does not have another position in the partnership; and

●	Any related person transaction in which the related person is providing investment advisory, investment management, participant record-keeping, securities brokerage, clearing services or any similar services as part of an employee benefit plan or similar plan offered by the Company to its executive officers, directors or employees where (i) the related person was not a related person at the time the Company first engaged the related person for such services; (ii) the related person became a related person solely through the acquisition of five percent or more of the Company’s common shares; and (iii) the related person is eligible to, and does, report share holdings on Schedule 13G.

No director may participate in the approval of a related person transaction for which he or she, or his or her immediate family member, is a party to the transaction.

16	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our officers. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Bermuda law.

Executive Restrictive Covenant and Severance Agreements

See “Compensation Discussion and Analysis – Severance Arrangements” for information regarding the Executive Restrictive Covenant and Severance Agreements that we have entered into with our executive officers.

Carlyle

In connection with our acquisition of the performance coatings business from E.I. du Pont de Nemours and Company (“DuPont”) on February 1, 2013 and the subsequent consummation of our November 12, 2014 initial public offering (“IPO”), we entered into a principal stockholders agreement with The Carlyle Group L.P. (“Carlyle”). Pursuant to the principal stockholders agreement, Carlyle previously had the right to designate up to five of our board members subject to maintaining certain ownership thresholds. Mr. Ledford was designated by Carlyle as were our former directors, Wesley Bieligk, Gregor Böhm, Orlando Bustos and Martin Sumner, each of whom resigned from our Board in 2016. Following the sale by Carlyle of 41,621,996 Axalta common shares in August 2016, representing all of Carlyle’s remaining ownership interest in Axalta, Carlyle no longer has the right to designate any of our directors, and these positions have been, or will be, filled in accordance with our Bye-Laws.

2017 PROXY STATEMENT	17

DIRECTOR COMPENSATION

Overview

Directors employed by Carlyle or us receive no compensation for serving on our board of directors or its committees. Pursuant to our director compensation program, we pay each of our other directors, whom we refer to as our non-employee directors, $75,000 per year in cash for service on our board of directors, payable quarterly in arrears. Our non-employee directors are also eligible to receive awards under our equity incentive plans to the same extent as other service providers. In addition, each non-employee director who chairs a committee is paid an additional $10,000 per year except the Chair of the Audit Committee who is paid an additional $20,000 per year, each fee paid quarterly in arrears.

Messrs. Bustos, Garrett, Kramvis, McLaughlin and Smolik, Ms. Kissire and Ms. Ryerkerk were our only non-employee directors in 2016. The directors employed by Carlyle or us serving on our Board in 2016: Messrs. Shaver;

Bieligk; Böhm; Ledford and Sumner, did not receive any additional compensation for service as a director. Mr. Bustos, a Carlyle designee, was not employed by Carlyle and therefore was eligible to and did receive compensation as a non-employee director.

Messrs. Bustos, Garrett, Kramvis, McLaughlin and Smolik and Ms. Ryerkerk each received a restricted stock unit (RSU) award in 2016 in the amounts set forth below. The RSU awards were granted as part of our annual compensation program for service on our Board. The RSUs granted in 2016 and prior years vest in equal annual installments over three years beginning on the date of grant. Beginning in 2017, RSUs granted to directors under our annual compensation program will vest 100% on the first anniversary of the date of grant.

For the year ended December 31, 2016, we provided the compensation set out in the table below to our directors.

18	AXALTA COATING SYSTEMS

DIRECTOR COMPENSATION

Director Compensation Table 2016

	Fees Earned or Paid in Cash(1)		Stock Awards(2)		Option Awards	Non-equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total
Name (a)	($) (b)		($) (c)		($) (d)	(e)	(f)	($) (g)
Charles W. Shaver	—		—		—	—	—	—
Wesley T. Bieligk	—		—		—	—	—	—
Gregor P. Böhm	—		—		—	—	—	—
Orlando A. Bustos	37,500	(3)	199,980	(3)	—	—	—	237,480
Mark Garrett	39,760	(4)	199,980		—	—	—	239,740
Deborah J. Kissire	4,192	(5)	—		—	—	—	4,192
Andreas C. Kramvis	82,500	(6)	199,980		—	—	—	282,480
Gregory S. Ledford	—		—		—	—	—	—
Robert M. McLaughlin	95,000	(7)	199,980		—	—	—	294,980
Lori J. Ryerkerk	75,000		199,980		—	—	—	274,980
Samuel L. Smolik	23,476	(8)	63,008	(8)	—	—	—	86,484
Martin W. Sumner	—		—		—	—	—	—

(1)	Director stipends are paid quarterly in arrears and pro-rated for a partial year of service.

(2)	The amounts in Column C reflect the grant date fair value of directors’ stock awards for 2016 computed in accordance with FASB ASC Topic 718. The grant date for Messrs. Bustos, Kramvis and McLaughlin and Ms. Ryerkerk was February 2, 2016, the grant date for Mr. Garrett was June 20, 2016, and the grant date for Mr. Smolik was September 8, 2016. The number of RSUs granted for each director was based on a closing price on the grant date. The aggregate number of RSUs outstanding at fiscal year-end for each non-employee director is as follows: Mr. Bustos, zero; Mr. Garrett, 7,049; Ms. Kissire, zero; Mr. Kramvis, 12,708; Mr. McLaughlin, 12,708; Ms. Ryerkerk, 9,426; and Mr. Smolik, 2,200.

(3)	Mr. Bustos resigned from the board of directors on June 20, 2016 and amounts shown represent a pro-rated portion of the annual director stipend based on his service on the Board up until such date. In conjunction with Mr. Bustos vacating his Board seat, all of his unvested RSUs became fully vested and converted into common shares upon the determination of the Compensation Committee.

(4)	Mr. Garrett joined the board of directors on June 20, 2016 and amounts shown represent a pro-rated portion of the annual director stipend based on his service on the Board from such date.

(5)	Ms. Kissire joined the board of directors on December 14, 2016 and amounts shown represent a pro-rated portion of both the annual director stipend and additional quarterly retainer for her service as Chair of the Nominating Committee, each based on her service on the Board and Nominating Committee from such date.

(6)	Mr. Kramvis received an additional quarterly retainer of $2,500 for his service as Chair of the Compensation Committee.

(7)	Mr. McLaughlin received an additional quarterly retainer of $5,000 for his service as Chair of the Audit Committee.

(8)	Mr. Smolik joined the board of directors on September 8, 2016 and amounts shown represent a pro-rated portion of the annual director stipend and equity award based on his service on the Board from such date.

Stock Ownership Guidelines

Our Compensation Committee adopted stock ownership guidelines for all non-employee directors in November 2016, which were increased in February 2017. The updated guidelines require that, within five years after first appointment to the Board, each of our non-employee directors must directly or indirectly own an amount of our common shares equal to five times the director’s annual cash stipend for Board service, or $375,000.

2017 PROXY STATEMENT	19

PROPOSAL NO. 2: APPROVE THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and auditor to examine the books of account and other records of the Company and its consolidated subsidiaries for the 2017 fiscal year. The board of directors is asking the members to approve this action and to delegate authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof.

Representatives of PwC are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and will be available to respond to appropriate questions that may come before the Annual Meeting.

In the event that the members fail to approve the appointment of PwC as the Company’s independent registered public accounting firm and auditor, the Audit Committee will consider the member vote in determining whether to retain the services of PwC in connection with the 2017 audit.

Independent Registered Public Accounting Firm

The following table shows the aggregate fees for professional services provided by PwC and its affiliates for the audits of the Company’s consolidated financial statements for the years ended December 31, 2016 and 2015, and other services rendered during the years ended December 31, 2016 and 2015:

	2016	2015
Fee Category	($000s)	($000s)
Audit Fees	$5,293	$5,565
Audit-Related Fees	407	20
Tax Fees	4,852	10,727
All Other Fees	7	7
TOTAL	$10,559	$16,319

Audit Fees

Audit Fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company.

Audit-Related Fees

Audit-Related Fees consist of the fees and expenses for audits and related services that are not required under securities laws, reviews of financial statements and comfort letter procedures.

Tax Fees

Tax Fees consist of the fees and expenses for tax planning, advisory and compliance services. Compliance fees consist of the aggregate fees billed for professional services rendered for tax return preparation and related compliance documentation. The following table details the associated tax fees for 2016 and 2015.

	2016	2015
	($000s)	($000s)
IPO Planning (non-recurring)	$—	$542
Operational Restructuring (non-recurring)	3,719	5,781
Tax Planning and Advisory Services	691	3,788
Tax Compliance	442	616
TOTAL	$4,852	$10,727

20	AXALTA COATING SYSTEMS

PROPOSAL NO. 2: APPROVE THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR

In engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as their institutional knowledge of our operations. As such, we determined that the engagement of PwC would ensure efficient and quality advice that is pertinent to our business and consistent with our overall business strategy. Following the IPO, management and the Audit Committee also ensured that they sought competitive bids from multiple service providers for certain tax services. The Audit Committee also discussed and determined that PwC’s performance of the tax services would not impair its independence. Nonetheless, our Audit Committee has instructed PwC and management that, absent extenuating circumstances, PwC’s audit, audit-related and compliance fees should comprise a majority of its overall fees.

All Other Fees

Fees for all other services and related expenses not included in other fee categories, principally for support and advisory services related to our separation from DuPont as well as accounting research software.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting the independent registered public accounting firm to be employed by us to audit our financial statements, subject to approval by our members of such appointment. The Audit Committee also assumes responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us.

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services.

Under these policies and procedures, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. However, the authority to pre-approve up to $250,000 per engagement has been delegated to the Audit Committee Chair to accommodate time sensitive service proposals. In each case, the Audit Committee considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services, tax services and other services provided by PwC for 2016 and 2015 were pre-approved by the Audit Committee.

The board of directors recommends a vote “FOR” Proposal No. 2, to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2018 Annual General Meeting of Members and to delegate authority to the board of directors of the Company, acting through the Audit Committee, to fix the terms and remuneration thereof. Proxies will be voted “FOR” such appointment, unless otherwise specified in the proxy.

2017 PROXY STATEMENT	21

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the board of directors is providing this report to enable members to understand how the Audit Committee monitors and oversees the Company’s financial reporting process. The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Company’s independent registered public accounting firm on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Audit Committee members do not act as accountants or auditors for the Company. Management is responsible for the Company’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate. A copy of the charter can be found on the Company’s website at http://www.axaltacoatingsystems.com.

The Audit Committee consists of three directors, Messrs. McLaughlin and Garrett and Ms. Ryerkerk, each of whom satisfies the independence requirements promulgated by the Commission and applicable NYSE rules.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2016 with management and the Company’s independent registered public accounting firm, PwC; (ii) discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board, or the “PCAOB”; (iii) reviewed the written disclosures and letters from PwC as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with PwC its independence from the Company.

The Audit Committee has considered whether the provision of non-audit professional services rendered by PwC, and disclosed elsewhere in this Proxy Statement, is compatible with maintaining its independence.

Based upon the above review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for filing with the Commission.

Respectfully submitted,

AUDIT COMMITTEE

Robert M. McLaughlin (Chairman)

Mark Garrett

Lori J. Ryerkerk

22	AXALTA COATING SYSTEMS

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” the Commission enacted requirements for the Company to present to its members a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its named executive officers. This proposal is commonly referred to as a “Say on Pay” proposal. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. As required by these rules, the board of directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 26 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 39, and to cast an advisory vote on the Company’s executive compensation programs through the following resolution:

“Resolved, that the members approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in the Company’s Proxy Statement for the 2017 Annual General Meeting of Members.”

As discussed in the Compensation Discussion and Analysis, the board of directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The board of directors believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its members.

Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. While the vote does not bind the board of directors to any particular action, the board of directors values the input of the members, and will take into account the outcome of this vote in considering future compensation arrangements.

Although this vote is advisory in nature and does not impose any action or requirement on the Company or the Compensation Committee of the board of directors, the Company strongly encourages all members to vote on this matter.

The board of directors recommends a vote “FOR” Proposal No. 3, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.

2017 PROXY STATEMENT	23

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers:

Name	Age*	Position
Charles W. Shaver	58	Chairman and Chief Executive Officer
Robert W. Bryant	48	Executive Vice President and Chief Financial Officer
Steven R. Markevich	57	Executive Vice President and President, Transportation Coatings and Greater China
Michael A. Cash	55	Senior Vice President and President, Industrial Coatings
Joseph F. McDougall	46	Senior Vice President, Global Branding, Corporate Affairs and Chief Human Resources Officer
Michael F. Finn	50	Senior Vice President, General Counsel, Chief Compliance Officer, Government Relations and Corporate Secretary

* As of March 2, 2017.

Charles W. Shaver

Mr. Shaver has been our Chairman of the Board and Chief Executive Officer since February 2013. With over 35 years of leadership roles in the global petrochemical, oil and gas industry, he was most recently the Chief Executive Officer and President of the TPC Group from 2004 to April 2011. Prior to joining Axalta, Mr. Shaver served as an operating executive for Golden Gate Capital and The Carlyle Group. Mr. Shaver also served as Vice President and General Manager for General Chemical, a division of Gentek, from 2001 through 2004 and as a Vice President and General Manager for Arch Chemicals from 1999 through 2001. Mr. Shaver began his career with The Dow Chemical Company serving in a series of operational, engineering and business positions from 1980 through 1996. He has an extensive background of leadership roles in a variety of industry organizations, including serving as Chairman of the American Coatings Association Board of Directors and Executive Committee and serving on the Board of Directors and Executive Committee of the American Chemistry Council, the American Chemistry Council Finance Committee and the National Petrochemical and Refiners Association Board and Executive Committee. Mr. Shaver currently serves as Chairman of the Board of Directors for U.S. Silica, a position he has held since 2012, and formerly served on the Board of Directors of Taminco, Inc. from 2012 through 2014. Mr. Shaver earned his B.S. in Chemical Engineering from Texas A&M University.

Robert W. Bryant

Mr. Bryant became our Executive Vice President and Chief Financial Officer in February 2013. Previously, Mr. Bryant served as the Senior Vice President and Chief Financial Officer of Roll Global LLC. Before joining Roll Global in 2007, he was the Executive Vice President of Strategy, New Business Development, and Information Technology at Grupo Industrial Saltillo, S.A.B. de C.V. Prior to joining Grupo Industrial Saltillo in 2004, Mr. Bryant was President of Bryant & Company, which he founded in 2001. Prior positions included serving as Managing Principal with Texas Pacific Group’s Newbridge Latin America, L.P., a Senior Associate with Booz Allen & Hamilton Inc. and an Assistant Investment Officer with the International Finance Corporation (IFC). Mr. Bryant began his career at Credit Suisse First Boston. Mr. Bryant graduated summa cum laude and Phi Beta Kappa with a B.A. in Economics from the University of Florida and received his M.B.A. from the Harvard Business School.

24	AXALTA COATING SYSTEMS

EXECUTIVE OFFICERS

Steven R. Markevich

Mr. Markevich has served as our Executive Vice President and President, Transportation Coatings and Greater China since September 30, 2015. Prior to that Mr. Markevich served as our Senior Vice President and President, Transportation from July 2015 until September 30, 2015, and Senior Vice President and President, OEM from June 2013 until July 2015. Previously, Mr. Markevich was Chief Executive Officer of GKN Driveline from October 2012 to June 2013. Prior to that role, from July 2010 to October 2012, he was President, GKN Sinter Metals, responsible for global operations. From October 2007 to July 2010, Mr. Markevich was President, North American Operations for GKN Sinter Metals, and began his tenure with GKN in 2007 as Vice President, Sales & Marketing. At Siegel-Robert Automotive, he led the company’s commercial strategy, sales, account and program management initiatives. While at Guardian Automotive, Mr. Markevich served in numerous leadership roles and was responsible for all senior level customer relationships. His career began at Deloitte & Touche consulting and the National Steel Corporation. Mr. Markevich holds a finance degree from the University of Michigan’s Ross School of Business and is a Certified Public Accountant as well as being certified in Production & Inventory Management (CPIM). He has completed the Global Senior Leadership Program at UCLA and holds memberships in the Society of Automotive Engineers (SAE), Original Equipment Suppliers Association (OESA) and American Powder Metallurgy Institute International (APMI).

Michael A. Cash

Mr. Cash became our Senior Vice President and President, Industrial Coatings in August 2013. Prior to joining Axalta, Mr. Cash was Managing Director, Powder Coatings — Asia Pacific Region at AkzoNobel Coatings from 2011 to 2013 and previously in charge of AkzoNobel’s powder business throughout the Americas from 2005 to 2011. Mr. Cash also held a number of positions at The Sherwin-Williams Company including Vice President, Automotive International, Vice President of Automotive Marketing and Vice President and Chief Financial Officer of its joint venture with Herberts GmbH, which was then a Hoechst company. Earlier in his career, Mr. Cash was Vice President and Chief Financial Officer of Carstar Automotive, a U.S. autobody repair franchise. Mr. Cash received his B.A. in Business Administration from Miami University (Ohio).

Joseph F. McDougall

Mr. McDougall became our Senior Vice President and Chief Human Resources Officer in May 2013, and assumed responsibility for Corporate Affairs in 2014 and Global Branding in 2016. From 2008 through May 2013, Mr. McDougall was Vice President, Human Resources, Communications and Six Sigma for Honeywell Performance Materials and Technologies. He served in a number of positions in Honeywell prior to this most recent position including Vice President, Human Resources for its Air Transport Division from 2007-2008, Director of Human Resources for Honeywell Corporate from 2004-2007, and Director of Compensation, Benefits and HRIS for Honeywell’s Specialty Materials Group from 2003-2004. Prior to joining Honeywell, Mr. McDougall served in human resources leadership roles at the Goodson Newspaper Group and Robert Wood Johnson University Hospital at Hamilton. He started his career as a human resources and benefits consultant. Mr. McDougall holds a B.A. from Rider University and graduated Beta Gamma Sigma with an M.B.A. from The Pennsylvania State University.

Michael F. Finn

Mr. Finn became our Senior Vice President and General Counsel as well as Chief Compliance Officer in April 2013, and assumed responsibility for Crisis Management and Government Relations in April 2016. Mr. Finn also is Axalta’s Corporate Secretary. From 2009 through April 2013, Mr. Finn was Vice President and General Counsel of General Dynamics’ Advanced Information Systems subsidiary. Before that, he was Vice President, General Counsel and Director of Ethics and Export Compliance at General Dynamics United Kingdom. From 2002 to 2005, Mr. Finn served as Senior Counsel for General Dynamics Corporation. Between 1999 and 2002 he was General Counsel and Vice President at Sideware Inc. and Associate General Counsel and Senior Director of Business Affairs at Teligent Inc. Prior to those roles, Mr. Finn worked in several positions, most notably as an Associate at Willkie, Farr & Gallagher and as an Attorney at the Office of the General Counsel at the FCC. Mr. Finn graduated from Indiana University with honors with a degree in Finance and graduated cum laude from New York University’s School of Law.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview and analysis of: (i) the elements of our compensation program for our named executive officers identified below; (ii) the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions. As a company dedicated to a pay-for-performance culture, we intend to provide our named executive officers with compensation that is significantly performance-based.

Our executive compensation program is designed to: align executive pay with our performance on both short- and long-term bases; link executive pay to specific, measurable results intended to create value for our members; and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success. Compensation for our named executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

Axalta Bonus Plan (annual non-equity incentive compensation, “ABP”)	To promote our near-term performance objectives across our workforce and reward individual contributions to the achievement of those objectives. ABP awards for 2016 are shown in the Summary Compensation Table below under the heading “Non-Equity Incentive Plan Compensation.”

Long-term equity incentive awards	To emphasize our long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to participate in the ownership of our common shares.

Retirement savings (401(k)) and nonqualified deferred compensation	To provide an opportunity for tax-efficient savings and long-term financial security.

Severance and change in control benefits	To encourage the continued attention and dedication of key individuals when considering strategic alternatives.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.

To serve the foregoing objectives, our overall compensation program is generally designed to be adaptive rather than purely formulaic. Our Compensation Committee has primary authority to determine and approve compensation decisions with respect to our named executive officers (“NEOs”). For 2016, compensation for our NEOs reflected their individual contributions to Axalta’s performance.

For the year ended December 31, 2016, our NEOs are:

●	Charles W. Shaver, Chairman and Chief Executive Officer;

●	Robert W. Bryant, Executive Vice President and Chief Financial Officer;

●	Steven R. Markevich, Executive Vice President and President, Transportation Coatings and Greater China;
●	Michael A. Cash, Senior Vice President and President, Industrial Coatings;

●	Joseph F. McDougall, Senior Vice President, Global Branding, Corporate Affairs and Chief Human Resources Officer; and

●	Michael F. Finn, Senior Vice President, General Counsel, Chief Compliance Officer, Government Relations and Corporate Secretary.

Our compensation decisions for the NEOs in 2016 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

26	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Practices

We maintain several guiding practices and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices are considered and addressed.

What We Do
☑	Align pay and performance
☑	Significant portion of executive officers’ pay is at-risk
☑	Apply share ownership policies for executive officers and directors
☑	Significant stock ownership by our executives
☑	Incentive compensation recoupment program
☑	Include “double-trigger” change in control provisions in equity awards
☑	Independent Compensation Committee
☑	Independent Compensation Consultant
☑	Mitigate undue risk in compensation programs
☑	Provide reasonable post-employment and change in control provisions
☑	Structure pay packages that are performance-based and not guaranteed

What We Don’t Do
☒	No immediate vesting of stock options or restricted stock awards except for certain terminations of employment following a change in control
☒	No excessive perquisites
☒	No tax gross-ups for personal aircraft use or financial planning
☒	No hedging transactions by officers, directors or employees
☒	No pledging of shares as collateral by officers, directors or employees
☒	No speculating in short-term movements in price of shares by officers, directors or employees
☒	No discounted stock options or repricing of underwater options
☒	No excessive risk-taking
☒	No above-market earnings on deferred compensation

Role of Member Say on Pay Votes

We provide our members with the opportunity to cast an annual advisory vote on our executive compensation program for our NEOs (referred to as a “Say on Pay” proposal). At our annual general meeting of members in May 2016, 67% of the votes cast on the “Say on Pay” proposal were voted in favor of the compensation paid to our NEOs. Following this vote, we met with a number of significant members, holding an aggregate of approximately 57% of our outstanding common shares, to discuss this outcome. Based on those discussions, our Compensation Committee concluded that support for our 2016 “Say on Pay” proposal dropped from the prior year largely as a result of one-time equity awards granted to our NEOs in May 2015 which were time-based in terms of vesting (i.e., they did not contain performance metrics for vesting).

Our Compensation Committee approved these awards in response to Carlyle’s sale of shares in April 2015 which resulted in Carlyle’s ownership level dropping below

50%. In turn, this constituted an Axalta “Liquidity Event” under our NEOs’ equity award agreements which were negotiated and executed at the time of their hiring, well prior to our IPO. As a result, all of our NEOs vested in 100% of their outstanding equity awards and thus had no unvested equity interests in the Company. In response, our Compensation Committee determined that the one-time equity awards were necessary and in our best interest in order to retain key personnel and to ensure seamless, ongoing business operations. We believe these one-time grants were successful because the Company has retained all of our NEOs since the liquidity event. We also believe the issues raised by our members in our 2016 “Say on Pay” proposal about these grants resulted from a unique set of circumstances (i.e. Carlyle’s equity sale) which we do not expect to reoccur. Furthermore, we have since established annual equity grant practices which include the introduction of performance-based equity awards as a significant component of our annual equity

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COMPENSATION DISCUSSION AND ANALYSIS

grants. In addition – although not raised as a concern by our members – as part of our continuing efforts to improve our compensation practices, our Board in 2017 also adopted an Incentive Compensation Recoupment Policy to enable the Company to require reimbursement of incentive compensation paid to executive officers in the event of a financial restatement resulting from the officer’s misconduct. Our Compensation Committee will continue to consider the outcome of our members’ votes on “Say on Pay” proposals when making future decisions on our compensation programs for NEOs. Our Compensation Committee continually reassesses the competitiveness of our pay programs and their appropriateness in supporting our business strategy.

Compensation Overview

Our overall compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a portion of an executive’s compensation opportunity will be related to factors that directly and indirectly influence shareholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance. Consistent with our performance-based philosophy, in 2016, our NEOs earned variable ABP awards based on our financial and operational performance and we also implemented a new component of our long-term incentive plan based on our total shareholder return (“TSR”) over a three-year performance period, as described in more detail below under “Long-Term Incentive Awards – Performance Based Awards.” This performance-based compensation is intended to align our NEOs’ interests with our long-term performance and the interests of our members.

Total compensation for our NEOs has been allocated between cash and equity compensation, taking into consideration the balance between providing short-term incentives and long-term investment in our financial performance, to align the interests of management with the interests of our members. The variable ABP awards and the equity awards, including the new performance stock awards, are designed to ensure that total compensation reflects our overall success or failure and to motivate the NEOs to meet appropriate performance measures tied to maximizing total shareholder returns.

Determination of Executive Compensation

The Compensation Committee is provided with the primary authority to determine and approve the compensation paid to our NEOs. The Compensation Committee is charged with, among other things, reviewing compensation policies and practices to ensure: (1) adherence to our compensation philosophies; and (2) that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, and our NEOs’ level of expertise and experience in their respective positions. In furtherance of the considerations described above, the Compensation Committee is primarily responsible for: (i) determining any future adjustments to base salary and target ABP levels (representing the non-equity incentive compensation that may be awarded expressed as a percentage of base salary or as a dollar amount for the year); (ii) assessing the performance of the Chief

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer and other NEOs for each applicable performance period; and (iii) determining the awards to be paid to our Chief Executive Officer and other NEOs under the ABP for each year. To aid the Compensation Committee in making its determinations, the Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of all NEOs, excluding himself. The Compensation Committee annually reviews the performance and compensation of our senior executive management team. The Compensation Committee also has the right to engage experts to provide independent advice on matters related to executive compensation. For that purpose, the Compensation Committee engaged Exequity, LLP (“Exequity”) in 2016.

In determining compensation levels for our NEOs, the Compensation Committee considers each NEO’s particular position and responsibility and relies upon the judgment and industry experience of the members of the Compensation Committee, including their knowledge of competitive compensation levels in our industry. In connection with the 2016 executive compensation review process, Exequity provided the Compensation Committee with a comprehensive report that included publicly available compensation data relating to our Chemical Industry Peer Group, as described below. In general, we believe that target total compensation levels should be comparable to the median target total compensation opportunities for executive officers in similar positions and with similar responsibilities in our marketplace, and variable compensation opportunities should be calibrated such that actual compensation realized would be in excess of peer median benchmarks when Company and individual performance were strong, and would be below peer median benchmarks when Company and individual performance were not strong.

The Chemical Industry Peer Group broadly reflects the companies with which we compete for talent, business and investment capital based on the scope of our operations, as measured by revenue and market capitalization. The list of companies included in the Chemical Industry Peer Group for which management and the Compensation Committee reviewed compensation data in 2016 is set forth below.

Albemarle Corporation	Minerals Technologies Inc.
Ashland Global Holdings Inc.	NewMarket Corporation
Celanese Corporation	Olin Corp.
Chemtura Corporation	PolyOne Corporation
Eastman Chemical Co.	PPG Industries, Inc.
FMC Corp.	RPM International Inc.
HB Fuller Co.	The Sherwin-Williams Company
W.R. Grace & Co.	The Valspar Corporation
International Flavors & Fragrances Inc.	Westlake Chemical Corporation

Revenues in 2015 for the Chemical Industry Peer Group ranged from $1.745 billion to $15.369 billion, with median 2015 revenues of approximately $3.378 billion, as compared to the Company’s 2015 revenues of approximately $4.113 billion (the 60th percentile relative to the Chemical Industry Peer Group). Meanwhile, market capitalization for the companies in the Chemical Industry

Peer Group as of the end of the quarter prior to the time management and the Compensation Committee reviewed compensation data ranged from $2.066 billion to $27.523 billion, with a median of $6.890 billion, as compared to the Company’s then-current market capitalization of $6.760 billion (the 48th percentile relative to the Chemical Industry Peer Group).

Stock Ownership Guidelines

To directly align the interests of our NEOs with us and our members, our Compensation Committee has adopted stock ownership and holding guidelines. The guidelines require that, within five years after our IPO, the Chief Executive Officer must directly or indirectly own an amount of our common shares equal to five times the Chief Executive Officer’s base salary, and the Chief Executive Officer’s executive and senior vice president direct reports must directly or indirectly own an amount of our common shares equal to two times their respective base salaries. If an executive is out of compliance with the ownership requirement, he or she must retain 50% of our common shares acquired upon stock option exercises and 75% of our common shares issued upon the vesting of restricted stock, restricted stock unit and performance stock grants, in each case net of applicable taxes until

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COMPENSATION DISCUSSION AND ANALYSIS

the executive satisfies the ownership requirement. The Compensation Committee will annually review each NEO’s compliance with the stock ownership and holding guidelines based on the NEO’s current base salary and the price of our common shares as of the end of the prior year.

Prohibition on Pledging, Hedging and other Transactions

Our insider trading policy prohibits our officers, directors and employees from pledging their common shares as collateral to secure loans, utilizing their common shares as collateral for margin loans, engaging in hedging transactions and otherwise speculating on short-term movements in the price of our common shares.

Incentive Compensation Recoupment Policy

In February 2017, the board of directors adopted an Incentive Compensation Recoupment Policy which provides, among other things, that, in the event the Company must restate its financial results to correct an accounting error due to material noncompliance with any financial reporting requirement under applicable securities laws within three years after the first issuance of such results, the Company, at the direction of the

Compensation Committee, will seek to recover any incentive compensation (cash or equity-based) from any executive officer whose intentional misconduct caused or contributed to the need for the restatement if a lower award would have been made based upon such restated results. The Compensation Committee will determine in its discretion the amount it will seek to recover.

Base Compensation

We set base salaries for our NEOs generally at a level we deem necessary to attract and retain individuals with superior talent. Each year, the Compensation Committee will determine base salary adjustments, if any, after evaluating the job responsibilities and demonstrated proficiency of the NEOs as assessed by the Compensation Committee, and, for NEOs other than the Chief Executive Officer, in conjunction with recommendations to be made by the Chief Executive Officer. Based on the Compensation

Committee’s review of the job responsibilities and proficiency of each NEO as discussed above under “Determination of Executive Compensation,” in February 2016, the Compensation Committee set base salaries effective April 4, 2016 for all executive officers in relation to the market rate for comparable positions. Each NEOs’ respective base salary increase is set forth in the table below.

Name	2015	Increase	Effective April 4, 2016	Rationale
Charles W. Shaver	$780,000	$30,000	$810,000	To recognize individual performance, as detailed on page 32, and further align pay with market
Robert W. Bryant	$550,000	$25,000	$575,000	To recognize individual performance, as detailed on page 32
Steven R. Markevich	$550,000	$25,000	$575,000	To recognize individual performance, as detailed on page 32
Michael A. Cash	$375,000	$15,000	$390,000	To recognize individual performance, as detailed on page 33
Joseph F. McDougall	$400,000	$35,000	$435,000	To recognize an increase of responsibilities and individual performance, as detailed on page 33
Michael F. Finn	$400,000	$15,000	$415,000	To recognize individual performance, as detailed on page 33

Annual Performance-Based Compensation

We structure our compensation programs to reward NEOs based on our performance and the individual executive’s relative contribution to that performance. This allows NEOs to receive ABP awards in the event certain specified corporate performance measures are achieved. The annual ABP pool is determined by the Compensation Committee based upon a pre-established formula with reference to the extent of achievement of corporate-level and business-level performance goals established annually by the Compensation Committee.

The ABP is designed to reward NEOs for contributions made to help us meet our annual performance goals. The amount actually received by the NEOs will depend on our performance and the NEOs’ individual performance during the year. The Compensation Committee may make discretionary adjustments to the formulaic ABP awards to reflect its subjective determination of an individual’s impact and contribution to overall corporate or business performance, as discussed below.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Annual Incentive Formula

Under the terms of the ABP, the NEOs’ formulaic ABP awards are based on a percentage of their base salaries and currently range from 60% to 100% for target-level performance achievement. Maximum formulaic ABP awards are set at 200% of target payout.

Once the extent of achievement of corporate and business ABP performance targets and the formulaic ABP calculations have been determined, the Compensation Committee may adjust the amount of ABP awards paid upward or downward based upon its overall assessment of each NEO’s performance, business impact, contributions, leadership and attainment of individual objectives established periodically throughout the year, as well as other related factors. In addition, ABP funding amounts may be adjusted by the Compensation Committee to account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance. The following chart sets forth the formulaic ABP awards for threshold, target-level and maximum ABP awards for our NEOs:

Name	Formulaic ABP at threshold performance (% of base salary)	Formulaic ABP at target-level performance (% of base salary)	Maximum ABP award (% of base salary)
Charles W. Shaver	—	100%	200%
Robert W. Bryant	—	75%	150%
Steven R. Markevich	—	75%	150%
Michael A. Cash	—	60%	120%
Joseph F. McDougall	—	60%	120%
Michael F. Finn	—	60%	120%

For the year ended December 31, 2016, ABP performance goals were based upon Adjusted EBITDA (as defined below), Adjusted Free Cash Flow (as defined below), Constant Currency Net Sales (as defined below) and individual performance metrics. For this purpose, “Adjusted EBITDA” was defined as our consolidated earnings before interest expense or income, income tax expense or income, depreciation, amortization and other adjustments as defined in the credit agreement governing our senior secured credit facilities. “Adjusted Free Cash Flow” was defined as cash flows from operations less cash flows from investing activities adjusted for certain items which the Company believed due to discrete events should not be contemplated in our incentive compensation targets. “Constant Currency Net Sales” was defined as net sales assuming consistent currency translation rates as those assumed in our 2016 budgeting process. Individual performance is generally based on personal contributions, as described in more detail below.

For each performance year, the Compensation Committee assigns a target, threshold and maximum value to each performance metric. ABP award amounts for performance between the threshold and maximum levels are determined at the beginning of the applicable performance period and depend on the level of achievement for each metric relative to its assigned performance target, in accordance with a predetermined payout matrix. The minimum ABP award under the payout matrix is payable only upon achievement of the threshold performance goals for each performance metric. For the year ended December 31, 2016 and previous years, the minimum achievement threshold for each performance metric was 50% (i.e., >50% of Adjusted EBITDA, >50% of Adjusted Free Cash Flow and >50% of Constant Currency Net Sales). The maximum ABP award under the payout matrix (i.e., 200% of the target ABP award) is payable only upon achievement of maximum-level performance goals for each performance metric (i.e., 133% of Adjusted EBITDA, 133% of Adjusted Free Cash Flow and 133% of Constant Currency Net Sales). ABP award amounts increase linearly with a 2:1 slope between threshold and target-level performance and linearly with a 3:1 slope between target and maximum-level performance.

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COMPENSATION DISCUSSION AND ANALYSIS

The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under our ABP program for the year ended December 31, 2016:

Performance Metric	Weighting (%)	Threshold ($ MM)	Target ($ MM)	Maximum ($ MM)	Achieved ($ MM)
Corporate Adjusted EBITDA(1)	50	460	920	1,227	901
Corporate Adjusted Free Cash Flow	15	193	385	513	399
Corporate Constant Currency Net Sales(2)	15	2,035	4,070	5,427	3,986
Individual Performance(3)	20	—	—	—	—

(1)	Excluding the impact of certain acquisitions. The performance component of Mr. Markevich’s and Mr. Cash’s ABP also reflects the contributions of our Transportation Coatings and Industrial Coatings businesses, respectively, to the overall Corporate Adjusted EBITDA metric.

(2)	Excluding the impact of certain acquisitions. The performance component of Mr. Markevich’s and Mr. Cash’s ABP also reflects the contributions of our Transportation Coatings and Industrial Coatings businesses, respectively, to the overall Corporate Constant Currency Net Sales metric.
(3)	Individual performance payouts vary by participant, as described below.

Name	Target Individual Performance Award	Individual Performance Factor	Individual Performance Award
Charles W. Shaver	$162,000	175%	$283,500
Robert W. Bryant	$86,250	175%	$150,938
Steven R. Markevich	$86,250	150%	$129,375
Michael A. Cash	$46,800	175%	$81,900
Joseph F. McDougall	$52,200	175%	$91,350
Michael F. Finn	$49,800	150%	$74,700

For the individual performance component of the ABP, the Compensation Committee provides each NEO with an ABP individual performance factor reflecting the Compensation Committee’s assessment of each NEO’s performance, business impact, contributions and leadership, among other factors. For 2016, the Compensation Committee considered the following key achievements in determining the ABP individual performance component for each of our NEOs:

●	Mr. Shaver’s individual performance factor reflected his role in leading the Company to record results again in 2016. During the year, the Company met its financial goals while overcoming significant market volatility. Mr. Shaver led the Company to complete six acquisitions across the globe allowing for growth in existing industries and expansion in new market segments. In addition, Mr. Shaver oversaw the transformation of the Board as Carlyle exited its investment in Axalta. He recruited a diverse and skilled group of directors who bring broad reaching expertise across the industrial market. Finally, Mr. Shaver remained the driving force behind the Company’s growth and productivity initiative, the Axalta Way, which realized an additional $60 million of a multiyear journey to $200 million.

●	Mr. Bryant’s individual performance factor reflected his leadership of the global finance and information technology organizations. In 2016, Mr. Bryant took responsibility for the information technology group bringing his prior experience in this function to use. Mr. Bryant’s finance leadership included two additional secondary offerings of approximately 70 million shares of common stock held by Carlyle, and the refinancing of Company debt on four separate occasions which resulted in favorably reducing the Company’s ongoing interest obligations, extending maturities and improving benefits in terms. In addition, Mr. Bryant led the effort for several long-term investors to add or increase their position in Axalta and was instrumental in presenting the Company to the public markets as Carlyle completed its exit. In 2016 Mr. Bryant also co-led the Axalta Way initiative with Messrs. Shaver and McDougall, focusing on the Company’s growth and productivity.

●	Mr. Markevich’s individual performance factor reflects his overall leadership of the global Transportation Coatings business and the Greater China region. In 2016, Mr. Markevich also took responsibility for a Company-wide complexity reduction project focused on raw materials, Company products and manufacturing. Mr. Markevich’s areas of responsibility had record profitability while facing uncertain markets in several geographies. The Transportation Coatings business faced a downturn in the Commercial Vehicle segment in the United States, while the Light Vehicle segment continued to see a decline in Brazil. Mr. Markevich’s data driven approach allowed for the business to identify challenges while seizing opportunities across all markets. Mr. Markevich also led the Transportation Coatings business to acquire the interior plastic coatings division of United Paints which brings automotive interior coatings to the Axalta product portfolio.

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COMPENSATION DISCUSSION AND ANALYSIS

●	Mr. Cash’s individual performance factor reflects his leadership of the global Industrial Coatings business. In 2016, Mr. Cash led the organization to develop a robust pipeline of acquisition targets including our purchase of Dura Coat, a technology leader in the coil coating segment. While the Industrial Coatings business continues to face market headwinds in functional coatings related to the oil and gas industry, Mr. Cash has invested in growth areas such as Coil and refocused his team on accelerated growth of the Electrical Insulation Coatings segment in the China market. Mr. Cash has personally recruited industry experts to lead key segments within his business. Mr. Cash also introduced advanced sales training across the business portfolio, which increased the effectiveness of the Industrial Coatings sales force globally. His 2016 performance has built a strong foundation and roadmap for the Industrial Coatings business.

●	Mr. McDougall’s individual performance factor reflects his leadership of the global human resources, medical services and corporate affairs functions. In addition, Mr. McDougall assumed responsibility for the Company’s branding initiatives in 2016. Mr. McDougall’s human resources efforts have built a robust talent management process used globally to ensure the recruitment, development and succession of individuals at Axalta. In partnership with Mr. Shaver, Mr. McDougall was instrumental in the recruitment of new directors for the Board. In corporate affairs, the Company launched a redesigned website, had a record number of press releases relating to products and technology and broadened the scope of our corporate social responsibility programs. 2016 also saw the issuance of Axalta’s most recent Sustainability Report. Mr. McDougall oversaw new customer focused partnerships with Daytona International Speedway and the Philadelphia Eagles. Finally, along with Messrs. Shaver and Bryant, Mr. McDougall led the Axalta Way initiative.

●	Mr. Finn’s individual performance factor reflects his leadership of the global legal and compliance functions. Mr. Finn led the legal process of the three common share offerings by Carlyle and the Company’s four debt refinancing transactions. Mr. Finn also took on new responsibility in 2016 as he assumed leadership for the Company’s crisis action planning processes. Mr. Finn led his compliance organization to complete a global risk assessment and over 75 training sessions. He was instrumental in the onboarding of new directors as Carlyle transitioned from ownership in 2016. Finally, Mr. Finn managed the Company’s first annual general meeting of members as a broadly held public company.

Based on the considerations described above and our level of performance in relation to the corporate and business ABP performance targets, the ABP awards earned by Messrs. Shaver, Bryant, Markevich, Cash, McDougall and Finn are set forth in the table below.

Name	Actual ABP Award	% of Base Salary	% of Target Bonus
Charles W. Shaver	$923,400	114%	114%
Robert W. Bryant	$491,625	86%	114%
Steven R. Markevich	$478,688	83%	111%
Michael A. Cash	$236,340	61%	101%
Joseph F. McDougall	$297,540	68%	114%
Michael F. Finn	$271,410	65%	109%

Long-Term Incentive Awards

Our NEOs are eligible to receive long-term equity incentive awards pursuant to our long-term incentive programs as in effect from time to time. In 2016, our NEOs received long-term incentive awards under our 2014 Incentive Award Plan. In 2016, we introduced performance-based equity awards as a component of our annual equity grants, as described in more detail below. The balanced portfolio of stock options, restricted stock awards and performance stock awards granted in 2016 is designed to motivate and retain our executives by providing an opportunity for them to share in the value of increases in our common shares, as well as the opportunity to immediately enhance their ownership in Company stock. All equity types are each subject to a risk of forfeiture should the executive’s employment terminate prior to the vesting date.

2017 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

Stock Options

Generally, stock options granted under our equity incentive plan have vesting schedules that are designed to encourage an optionee’s continued employment and exercise prices that are designed to reward an optionee for our performance. Stock options granted in 2016 expire ten years from the date of the grant and vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment on each applicable vesting date and accelerated vesting under certain terminations of employment following a change in control as described below under the section “Severance Arrangements.” The number of the stock options awarded to our NEOs during the years ended December 31, 2016, 2015 and 2014 is listed below.

Name	Number of Options Granted 2016	Number of Options Granted 2015		Number of Options Granted 2014
Charles W. Shaver	242,137	298,792		496,015
Robert W. Bryant	61,634	74,698		—
Steven R. Markevich	66,037	89,650	(1)	—
Michael A. Cash	39,622	47,806		—
Joseph F. McDougall	36,320	44,818		—
Michael F. Finn	36,320	44,818		—
(1)	In conjunction with Mr. Markevich’s promotion in October 2015, he received 23,916 stock options valued at approximately $150,000.

Restricted Stock Awards

The annual restricted stock awards (RSAs) granted to our NEOs in 2016 vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment on each applicable vesting date and accelerated vesting under certain terminations of employment following a change in control as described below under the section “Severance Arrangements.” The number of RSAs granted to our NEOs during the years ended December 31, 2016, 2015 and 2014 is listed below.

Name	Number of Restricted Stock Awards Granted 2016	Number of Restricted Stock Awards Granted 2015	(1)	Number of Restricted Stock Awards Granted 2014
Charles W. Shaver	59,165	384,615	(2)	—
Robert W. Bryant	15,060	173,076	(3)	—
Steven R. Markevich	16,135	145,918	(4)	—
Michael A. Cash	9,681	81,537	(5)	—
Joseph F. McDougall	8,874	73,076	(6)	—
Michael F. Finn	8,874	73,076	(7)	—
(1)	The RSAs granted in May 2015 included annual RSAs with three-year equal annual vesting as described above and an additional one-time RSA grant with a three-year vesting schedule, in which 50% of the shares vest on each the second and third anniversaries of the grant date.
(2)	Includes 76,923 in annual RSAs and 307,692 RSAs in the additional one-time restricted stock grant.
(3)	Includes 19,230 in annual RSAs and 153,846 RSAs in the additional one-time restricted stock grant.
(4)	Includes 16,923 in annual RSAs and 123,076 RSAs in the additional one-time restricted stock grant. Also includes 5,919 RSAs granted in conjunction with Mr. Markevich’s promotion in October 2015, valued at approximately $150,000.
(5)	Includes 12,307 in annual RSAs and 69,230 RSAs in the additional one-time restricted stock grant.
(6)	Includes 11,538 in annual RSAs and 61,538 RSAs in the additional one-time restricted stock grant.
(7)	Includes 11,538 in annual RSAs and 61,538 RSAs in the additional one-time restricted stock grant.

Performance Stock Awards

In 2016, we introduced performance stock awards (PSAs) and performance share units (PSUs) as an additional component of our annual long-term incentive award program. In 2016, PSAs for our NEOs comprised approximately half of the grant date fair value of their annual long-term incentive awards, with stock options and RSAs each comprising 25% of the grant date fair value of their annual long-term incentive awards. PSAs granted in 2016 may be earned over a performance period ranging from January 1, 2016 through December 31, 2018 based on the Company’s TSR in relation to a pre-determined set of peer companies (listed below), which

34	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

includes 16 of the companies in our Chemical Industry Peer Group along with four other companies so there is a group large enough to enable meaningful and credible differentiation in performance. The Company’s relative performance will be determined as of December 31,

2018, and the actual number of shares awarded will be adjusted to between zero and 200% of the target award. Earned awards, if any, will vest on the third anniversary of the grant date (February 2019).

Airgas, Inc.(1)	Huntsman Corporation
Albemarle Corporation	International Flavors & Fragrances Inc.
Ashland Global Holdings Inc.	NewMarket Corporation
Cabot Corporation	Olin Corp.
Celanese Corporation	PolyOne Corporation
Chemtura Corporation	PPG Industries, Inc.
Eastman Chemical Co.	RPM International Inc.
FMC Corp.	Sensient Technologies Corporation
HB Fuller Co.	The Sherwin-Williams Company
W.R. Grace & Co.	The Valspar Corporation
(1)	Included in the peer set of companies as of the grant date but subsequently removed following its acquisition by Air Liquide and will not factor into the determination of the Company’s relative performance.

The target number of annual PSAs granted to our NEOs during the year ended December 31, 2016 is listed below.

Name	Granted 2016
Charles W. Shaver	118,330
Robert W. Bryant	30,120
Steven R. Markevich	32,271
Michael A. Cash	19,363
Joseph F. McDougall	17,749
Michael F. Finn	17,749

Defined Contribution Plans

401(k) Plan

We maintain a defined contribution plan (the “401(k) Plan”) that is tax-qualified under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”). The 401(k) Plan permits our eligible employees to defer receipt of portions of their eligible compensation, subject to certain limitations imposed by the Code. Employees may make pre-tax contributions, Roth contributions, catch-up contributions and after-tax contributions to the 401(k) Plan. The 401(k) Plan provides matching contributions in an amount equal to 100% of each participant’s pre-tax contributions and/or Roth contributions up to a maximum of 4% of the participant’s annual eligible compensation, subject to certain other limits, and a discretionary company contribution of up to 2% of the participant’s annual eligible compensation. Participants are 100% vested in all contributions, including company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our salaried employees, including the NEOs.

Deferred Compensation Plans

In addition to the 401(k) Plan, in 2016 we maintained two nonqualified deferred compensation plans for a select group of highly compensated, senior management employees, including NEOs.

The Axalta Coating Systems, LLC Retirement Savings Restoration Plan (the “Restoration Plan”), which is now frozen to new participants, permitted participants to defer their base compensation in excess of the Code compensation limits (up to a maximum of 6%). The

Restoration Plan provides matching contributions to Restoration Plan participants in an amount equal to 100% of the participant’s contributions. In addition, the Restoration Plan provides a nonelective contribution equal to 3% of the participant’s compensation that is in excess of the annual limit under section 401(a)(17) of the Code. A participant’s elective deferrals are always 100% fully vested. Company matching contributions and nonelective contributions vest after three years of service with the Company.

2017 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

The Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan became effective June 1, 2014. Members of our senior management team, including our NEOs, are eligible to defer base salary and future bonus in excess of the annual limits under the Code to this plan, provided that these individuals first maximize their elective deferrals to the 401(k) Plan. This plan provides for a discretionary matching contribution, a discretionary nonelective contribution and a true discretionary contribution by the Company.

The discretionary matching contribution amount, if granted, will generally be equivalent to the employer match that the participant would have received under the 401(k) Plan, if not for the annual contribution limits of the Code. The Board or its designee shall determine the maximum allowable matching contribution, as a percentage of compensation, annually. The discretionary nonelective contribution, if granted, may be equivalent to the employer nonelective contribution that participant would have received under the 401(k) Plan if not for the annual contribution limits of the Code. Any discretionary contribution amount, if granted, may be any amount determined by the Compensation Committee and is not subject to further limitations. For 2016, the necessary performance criteria were met for funding the discretionary nonelective company contribution and a payout was approved by the Compensation Committee for the first quarter of 2017.

The Compensation Committee believes that matching and Company contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan and the nonqualified deferred compensation plans provide an opportunity for participants to save money for retirement and to achieve financial security.

Severance Arrangements

The Company entered into Executive Restrictive Covenant and Severance Agreements (collectively, the “Agreements”) with each of our NEOs in 2015. The Agreements replaced the individual employment agreements entered into between the Company and each NEO at the time of hire prior to the Company’s IPO and standardized the various terms and conditions among the NEOs, including the restrictive covenants and severance practices for the NEOs. In particular, the Agreements tie the length of the NEO’s non-competition and non-solicitation periods to the amount of severance benefit he is entitled to receive.

The restrictive covenants in the Agreements, among other things, prohibit the executives from competing with the Company for a period of 12–24 months following the termination of the executive’s employment or soliciting the Company’s customers or employees for a period of 18–24 months following termination. In addition, the Agreements contain non-disparagement, confidentiality and assignment of inventions provisions for the benefit of the Company.

The Agreements provide that, upon the termination of the executive’s employment without cause or the resignation of employment by the executive for good reason (each a “Qualifying Termination”), the executive generally will be entitled to receive, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants, (i) severance payments equal to the greater of (x) one to two times the sum of the executive’s annual base salary and average bonus for the prior two years and (y) 1.6 to four times the executive’s annual base salary, payable in installments over a period of 12–24 months; (ii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by the executive for the year prior to the year of termination and paid at the same time annual bonuses are generally paid to the Company’s executives; and (iii) a lump sum payment equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 12–24 months after the termination date. The following table sets forth the severance payment multiple, severance period and COBRA payment multiple applicable to each NEO in connection with a Qualifying Termination pursuant to the NEOs’ individual Agreements:

		Severance	COBRA
Name	Severance Payment Multiple	Period	Multiple
Charles W. Shaver	Greater of (i) 2x base salary and 2x average bonus or (ii) 4x base salary	24 months	24
Robert W. Bryant	Greater of (i) 1.5x base salary and 1.5x average bonus or (ii) 2.625x base salary	18 months	18
Steven R. Markevich	Greater of (i) 1.5x base salary and 1.5x average bonus or (ii) 2.625x base salary	18 months	18
Michael A. Cash	Greater of (i) 1x base salary and 1x average bonus or (ii) 1.6x base salary	12 months	12
Joseph F. McDougall	Greater of (i) 1x base salary and 1x average bonus or (ii) 1.6x base salary	12 months	12
Michael F. Finn*	Greater of (i) 1x base salary and 1x average bonus or (ii) 1.6x base salary	12 months	12
*	In addition, Mr. Finn is entitled to receive a pro-rated portion of the annual bonus he would have received for the year of termination based on the Company’s actual performance for that year and paid at the same time annual bonuses are paid to the Company’s executives generally.

36	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

If a Qualifying Termination occurs within two years after a change in control of the Company, the Agreements provide that the executive will be entitled to receive, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants, in lieu of the amounts above, (i) a lump sum severance payment equal to two to three times the executive’s annual base salary; (ii) a lump sum severance payment equal to two to three times the executive’s target annual bonus amount; (iii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by the executive for the year prior to the year of termination and paid at the same time annual bonuses are generally paid to the Company’s executives; (iv) a lump sum payment equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 24-36 months after the termination date; and (v) accelerated vesting of all unvested equity or equity-based awards, provided that, unless a provision more favorable to the executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions will only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

The following table sets forth the severance and COBRA payment multiples applicable to each NEO in connection with a Qualifying Termination occurring within two years after a change in control pursuant to the NEOs’ individual Agreements:

	Severance
	Payment	COBRA
Name	Multiple	Multiple
Charles W. Shaver	3x	36
Robert W. Bryant	2x	24
Steven R. Markevich	2x	24
Michael A. Cash	2x	24
Joseph F. McDougall	2x	24
Michael F. Finn*	2x	24
*	In addition, Mr. Finn is entitled to receive an additional lump sum payment equal to 1x his target annual bonus.

The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and other vested benefits to which the executive is entitled under the Company’s benefit plans and arrangements.

Other Elements of Compensation and Perquisites

We provide our NEOs with certain relatively low-cost, personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which are an important factor in attracting and retaining talented executives. Our NEOs are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We also provide the following additional perquisites to our NEOs and certain other senior management personnel: executive physical, umbrella liability insurance, global travel insurance and parking benefits. The value of personal benefits and perquisites we provided to each of our NEOs is set forth below in our Summary Compensation Table.

2017 PROXY STATEMENT	37

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee of the board of directors consists of the three directors named below.

The Compensation Committee of the board of directors has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement required by Item 402(b) of Regulation S-K promulgated by the Commission. Based on the Committee’s review and discussions with management, the Committee recommended to the board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Andreas C. Kramvis (Chairman)
Deborah J. Kissire
Robert M. McLaughlin

38	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation(3) ($)	Total ($)
Charles W. Shaver	2016	801,923	—	4,302,479	1,374,999	923,400	5,676	56,482	7,464,959
Chairman and Chief	2015	800,769	—	12,499,988	2,499,992	982,800	—	39,965	16,823,514
Executive Officer	2014	715,385	—	—	986,042	937,500	—	213,418	2,852,345
Robert W. Bryant	2016	568,269	—	1,095,163	349,995	491,625	646	34,012	2,539,710
Executive Vice President and	2015	563,462	—	5,624,970	624,998	478,500	—	29,200	7,321,130
Chief Financial Officer	2014	500,769	—	—	—	492,188	—	19,427	1,012,384
Steven R. Markevich	2016	568,269	—	1,173,362	374,998	478,688	66,515	30,686	2,692,518
Executive Vice President and	2015	539,308	—	4,699,955	699,995	515,625	—	24,600	6,479,483
President, Transportation	2014	476,923	300,000	—	—	498,750	—	36,904	1,312,577
Coatings & Greater China
Michael A. Cash	2016	385,962	—	704,027	224,997	236,340	2,042	31,425	1,584,793
Senior Vice President &	2015	370,962	—	2,649,953	399,992	236,250	—	28,325	3,685,482
President, Industrial Coatings	2014	—	—	—	—	—	—	—	—
Joseph F. McDougall	2016	425,577	—	645,342	206,247	297,540	10,192	41,163	1,626,061
Senior Vice President, Global	2015	410,769	—	2,374,970	374,992	302,400	—	36,475	3,499,606
Branding, Corporate Affairs and	2014	367,231	—	—	—	288,750	—	39,610	695,591
Chief Human Resources Officer
Michael F. Finn	2016	410,962	—	645,342	206,247	271,410	4,144	35,540	1,573,645
Senior Vice President,	2015	386,538	—	2,374,970	374,992	278,400	—	29,415	3,444,315
General Counsel,	2014	333,846	—	—	—	262,500	—	31,892	628,238
Chief Compliance Officer,
Government Relations and
Corporate Secretary

(1)	Amounts represent the aggregate grant date fair value of equity awards determined in accordance with FASB ASC Topic 718. Refer to Note 10 in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for information regarding the assumptions used to value these awards.
(2)	Amount represents awards earned under our ABP. For additional information, see “— Annual Performance-Based Compensation.”
(3)	Other compensation for the year ended December 31, 2016 includes the value of certain perquisites provided to the NEOs as well as our contributions to the NEOs’ 401(k) and deferred compensation plan accounts as set forth in the following table.

Name	Year	Memberships ($)	Transportation- Related Costs(1) ($)	Executive Physical ($)	Individual Disability Insurance ($)	Individual Liability Insurance ($)	Employer Contribution to 401(k) ($)	Employer Contribution to Nonqualified Deferred Compensation Plan ($)	Total ($)
Charles W. Shaver	2016	6,020	14,710	3,000	5,029	1,085	26,638	—	56,482
Robert W. Bryant	2016	—	4,539	3,000	3,423	1,085	21,965	—	34,012
Steven R. Markevich	2016	—	—	3,000	4,636	1,085	21,965	—	30,686
Michael A. Cash	2016	—	—	3,000	4,460	1,085	18,319	4,561	31,425
Joseph F. McDougall	2016	4,730	3,690	3,000	3,123	1,085	19,112	6,423	41,163
Michael F. Finn	2016	—	3,690	3,000	3,700	1,085	18,819	5,246	35,540

(1)	Amounts for all NEOs are for parking allowances with the exception of Mr. Shaver who also had aggregate incremental costs related to a single personal use of a NetJets aircraft in which the Company purchases a fractional interest.

2017 PROXY STATEMENT	39

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

									Awards: Number of Shares of Stock or Units (#)(2)	Awards: Number of Securities Underlying Option (#)(3)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value ($/Sh.)(4)	Value of Stock and Option Awards ($)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)
Name	Type of Award	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Charles W. Shaver	ABP	—	—	810,000	1,620,000
	PSA	2/2/16				59,165	118,330	236,660				24.74	2,927,484
	RSA	2/2/16							59,165			23.24	1,374,995
	SO	2/2/16								242,137	23.24	5.68	1,374,999
Robert W. Bryant	ABP	—	—	431,250	862,500
	PSA	2/2/16				15,060	30,120	60,240				24.74	745,169
	RSA	2/2/16							15,060			23.24	349,994
	SO	2/2/16								61,634	23.24	5.68	349,995
Steven R. Markevich	ABP	—	—	431,250	862,500
	PSA	2/2/16				16,136	32,271	64,542				24.74	798,385
	RSA	2/2/16							16,135			23.24	374,977
	SO	2/2/16								66,037	23.24	5.68	374,998
Michael A. Cash	ABP	—	—	234,000	468,000
	PSA	2/2/16				9,682	19,363	38,726				24.74	479,041
	RSA	2/2/16							9,681			23.24	224,986
	SO	2/2/16								39,622	23.24	5.68	224,997
Joseph F. McDougall	ABP	—	—	261,000	522,000
	PSA	2/2/16				8,875	17,749	35,498				24.74	439,110
	RSA	2/2/16							8,874			23.24	206,232
	SO	2/2/16								36,320	23.24	5.68	206,247
Michael F. Finn	ABP	—	—	249,000	498,000
	PSA	2/2/16				8,875	17,749	35,498				24.74	439,110
	RSA	2/2/16							8,874			23.24	206,232
	SO	2/2/16								36,320	23.24	5.68	206,247

(1)	The amounts shown for the ABP represent estimated possible payouts depending on the Company’s financial performance and the participants’ individual performance. The amount that can be earned ranges from zero to 200% of the target payout amount. The actual amounts earned for 2016 are reported in the Summary Compensation Table.
(2)	The RSA and PSA grants were awarded in February 2016, with the number of shares equal to the target award, divided by the actual closing stock price on the date of the grant. RSAs vest in equal installments over three years. PSAs cover a three-year performance cycle with a three-year service period vesting requirement. These awards are tied to the Company’s TSR relative to the TSR of a selected industry peer group. Awards will cliff vest upon meeting the applicable TSR thresholds and the three-year service requirement. The actual number of shares awarded is adjusted to between zero and 200% of the target award amount based upon achievement of pre-determined objectives.
(3)	Non-qualified stock options were granted in February 2016 and have a ten-year term and vest in equal installments over three years.
(4)	The grant date fair values for stock options, RSAs and PSAs were determined in accordance with ASC 718. The grant date fair value for RSAs equaled the closing stock price on the date of the grant. The grant date fair value for PSAs was determined using a valuation methodology (Monte Carlo simulation model) to account for the market conditions linked to these awards.

40	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Outstanding Equity Awards

The following table provides information regarding the equity awards held by the NEOs as of December 31, 2016.

									Equity
								Equity	Incentive
								Incentive	Plan Awards;
								Plan Awards:	Market or
							Market	Number of	Payout Value
						Number	Value of	Unearned	of Unearned
		Number of	Number of			of Shares	Shares or	Shares, Units,	Shares, Units
		Securities	Securities			or Units of	Units of	or Other	or Other
		Underlying	Underlying	Option		Stock That	Stock That	Rights That	Rights That
		Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
		Options (#)	Options (#)	Price	Expiration	Vested(2)	Vested(3)	Vested(4)	Vested
Name	Date	Exercisable	Unexercisable(1)	($)	Date	(#)	($)	(#)	($)(5)
Charles W. Shaver	2/2/16	—	242,137	23.24	2/2/26	59,165	1,609,288	118,330	3,218,576
	5/12/15	99,587	199,205	32.50	5/12/25	358,977	9,764,174	—	—
	5/22/14	198,406	—	11.84	5/22/24	—	—	—	—
	5/22/14	173,605	—	8.88	5/22/24	—	—	—	—
	7/31/13	1,785,522	—	11.84	7/30/23	—	—	—	—
	7/31/13	1,552,287	—	8.88	7/30/23	—	—	—	—
Robert W. Bryant	2/2/16	—	61,634	23.24	2/2/26	15,060	409,632	30,120	819,264
	5/12/15	24,896	49,802	32.50	5/12/25	166,667	4,533,342	—	—
	7/31/13	283,300	—	11.84	7/30/23	—	—	—	—
	7/31/13	96,118	—	8.88	7/30/23	—	—	—	—
Steven R. Markevich	2/2/16	—	66,037	23.24	2/2/26	16,135	438,872	32,271	877,771
	9/30/15	7,971	15,945	25.34	9/30/25	3,947	107,358	—	—
	5/12/15	21,911	43,823	32.50	5/12/25	134,359	3,654,565	—	—
	7/31/13	247,592	—	11.84	7/30/23	—	—	—	—
	7/31/13	186,642	—	8.88	7/30/23	—	—	—	—
Michael A. Cash	2/2/16	—	39,622	23.24	2/2/26	9,681	263,323	19,363	526,674
	5/12/15	15,933	31,873	32.50	5/12/25	77,436	2,106,259	—	—
	7/31/13	64,898	—	11.84	7/30/23	—	—	—	—
	7/31/13	59,874	—	8.88	7/30/23	—	—	—	—
Joseph F. McDougall	2/2/16	—	36,320	23.24	2/2/26	8,874	241,373	17,749	482,773
	5/12/15	14,937	29,881	32.50	5/12/25	69,231	1,883,083	—	—
	7/31/13	130,937	—	11.84	7/30/23	—	—	—	—
	7/31/13	64,571	—	8.88	7/30/23	—	—	—	—
Michael F. Finn	2/2/16	—	36,320	23.24	2/2/26	8,874	241,373	17,749	482,773
	5/12/15	14,937	29,881	32.50	5/12/25	69,231	1,883,083	—	—
	7/31/13	75,356	—	11.84	7/30/23	—	—	—	—
	7/31/13	63,154	—	8.88	7/30/23	—	—	—	—

(1)	Options vest at the rate of one-third per year on the first, second and third anniversaries of the date of grant.
(2)	Restricted stock awards representing annual RSAs granted in May 2015 and February 2016 vest at a rate of one-third per year on the first, second and third anniversaries of the grant date. Restricted stock awards representing the one-time additional restricted stock grant in May 2015 vest at a rate of one-half on the second and third anniversaries of the grant date. See the “Compensation Discussion and Analysis – Long Term Incentive Awards – Restricted Stock Awards” section of this Proxy Statement for more detail.
(3)	These values equal the number of RSAs indicated multiplied by the closing price of our common stock ($27.20) on December 30, 2016.
(4)	Represents outstanding PSAs for the 2016-2018 performance cycle assuming target performance, which would produce a 100% payout. Such awards will vest, if at all, on February 2, 2019.
(5)	These values equal the number of PSAs indicated multiplied by the closing price of our common stock ($27.20) on December 30, 2016. The actual value of awards at the end of the applicable performance cycle may vary from the valuations indicated above, and based on performance through December 31, 2016, the PSAs for the 2016-2018 performance cycle are projected to pay out at zero.

2017 PROXY STATEMENT	41

EXECUTIVE COMPENSATION

2016 Options Exercised and Shares Vested

The value of the stock options exercised and shares acquired on vesting of RSAs by each NEO are set forth in the table below:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
	(#)	($)(1)	(#)	($)(2)
Charles W. Shaver	500,000	10,911,192	25,638	719,402
Robert W. Bryant	227,654	4,728,431	6,409	179,837
Steven R. Markevich	133,164	2,884,832	7,612	214,007
Michael A. Cash	44,382	980,882	4,101	115,074
Joseph F. McDougall	131,837	2,824,601	3,845	107,891
Michael F. Finn	110,398	2,323,461	3,845	107,891
(1)	The value realized on exercise is equal to the difference between the option exercise price and the value of the shares on the exercise date, multiplied by the number of shares being exercised, without taking into account any taxes that may be payable in connection with the transaction.
(2)	The value realized on vesting of RSAs is equal to the closing market price on the vesting date multiplied by the total number vested.

Pension Benefits for 2016

Our NEOs do not participate in any pension plans and received no pension benefits during the year ended December 31, 2016.

Nonqualified Deferred Compensation

Our NEOs participate in a nonqualified deferred compensation plan and received nonqualified deferred compensation during the years ended December 31, 2016, 2015 and 2014 to the extent their eligible compensation exceeded the limit established by the IRS for tax-qualified defined contribution plans. For additional information, see the discussion above under the heading “— Defined Contribution Plans — Deferred Compensation Plans.”

					Aggregate
		Executive	Company	Aggregate	Withdrawals/	Aggregate
		Contributions	Contributions	Earnings	Distributions	Balance
		in Last FY	in Last FY	in Last FY	in Last FY	at Last FYE
Name	Year	($)	($)	($)	($)	($)
Charles W. Shaver	2016	—	—	5,676	—	75,840
Robert W. Bryant	2016	—	—	646	—	35,224
Steven R. Markevich	2016	496,959	—	66,515	—	596,370
Michael A. Cash	2016	9,000	4,561	2,042	—	25,793
Joseph F. McDougall	2016	115,754	6,423	10,192	—	196,546
Michael F. Finn	2016	5,746	5,246	4,144	—	45,826

42	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change-in-Control

Each of our NEOs has an Agreement that provides for severance benefits upon termination of employment. See “– Severance Arrangements” above for a description of the severance arrangements with our NEOs. Assuming a termination of employment effective as of December 31, 2016 (i) by us without Cause, (ii) by the executive for Good Reason or (iii) by us without Cause or by the executive for Good Reason within two years following a Change in Control, each of our NEOs would have received the following severance payments and benefits.

			Termination Without
			Cause or Resignation
		Termination Without	for Good Reason
		Cause or Resignation	Following a
		for Good Reason	Change in Control
Name	Payment Type	($)	($)
Charles W. Shaver	Salary	1,620,000	2,430,000
	Bonus(3)	1,917,600	2,430,000
	Equity Awards(1)	—	15,550,901
	Other(2)	47,604	71,407
	Total	3,585,204	20,482,308
Robert W. Bryant	Salary	862,500	1,150,000
	Bonus(3)	744,329	862,500
	Equity Awards(1)	—	6,006,309
	Other(2)	35,703	47,604
	Total	1,642,532	8,066,413
Steven R. Markevich	Salary	862,500	1,150,000
	Bonus(3)	733,079	862,500
	Equity Awards(1)	—	5,369,731
	Other(2)	35,703	47,604
	Total	1,631,282	7,429,835
Michael A. Cash	Salary	624,000	780,000
	Bonus(3)	—	468,000
	Equity Awards(1)	—	3,053,160
	Other(2)	23,802	47,604
	Total	647,802	4,348,764
Joseph F. McDougall	Salary	435,000	870,000
	Bonus(3)	295,755	522,000
	Equity Awards(1)	—	2,751,056
	Other(2)	23,802	47,604
	Total	754,557	4,190,660
Michael F. Finn	Salary	415,000	830,000
	Bonus(3)	269,445(4)	747,000
	Equity Awards(1)	—	2,751,056
	Other(2)	23,802	47,604
	Total	708,247	4,375,660
(1)	In the event a Change in Control had occurred and the NEOs were terminated without Cause or resigned for Good Reason on December 31, 2016, our NEOs would have realized these amounts with respect to the accelerated vesting of their outstanding equity awards pursuant to the Agreements, which amounts represent the number of unvested restricted stock, shares subject to unvested options as of such date, and shares subject to unvested PSAs in the amount of the greater of (x) the target PSAs and (y) the number of PSAs determined to vest pursuant to the Company’s performance relative to its TSR peer group, multiplied by the closing price of our common stock on December 31, 2016, minus the aggregate exercise price of all such options. Outstanding equity awards held by a NEO only accelerate in the event the NEO is terminated without Cause or resigns for Good Reason within two years following a Change in Control (and the equity awards remain outstanding, or the successor entity assumes the awards or substitutes an equivalent award).
(2)	Each NEO will be entitled to receive an amount equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 24-36 months after the termination date.
(3)	In addition to the amount shown, each NEO is also entitled to receive an amount equal to any bonus earned by the NEO for the year prior to the year of termination, to the extent unpaid as of the termination date.
(4)	In addition to the amount shown, Mr. Finn is also entitled to receive a pro-rated portion of the annual bonus he would have received for the year of termination, based on the Company’s actual performance for that year and paid at the same time annual bonuses are paid to the Company’s executives generally.

2017 PROXY STATEMENT	43

EXECUTIVE COMPENSATION

The following definitions apply to the above termination scenarios:

●	Termination without Cause. A termination without “Cause” would occur if the Company terminates a NEO’s employment for any reason other than (i) the Board’s determination that the NEO failed to substantially perform the NEO’s duties (other than any such failure resulting from the NEO’s disability); (ii) the Board’s determination that the NEO failed to carry out, or comply with any lawful and reasonable directive of the Board or the NEO’s immediate supervisor; (iii) the NEO’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the NEO’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its subsidiaries or while performing the NEO’s duties and responsibilities; or (v) the NEO’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company of any of its subsidiaries. Notwithstanding the foregoing, if the NEO is a party to a written employment, consulting or similar agreement with the Company (or its subsidiary) in which the term “cause” is defined, then “Cause” shall be as such term is defined in the applicable written employment or consulting agreement.

●	Termination for Good Reason. Each NEO has the right to resign for “Good Reason” in the event that any of the following events or conditions occurs without the NEO’s written consent: (i) a decrease in the NEO’s base salary, other than a reduction in the NEO’s base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company; (ii) a material decrease in the NEO’s authority or areas of responsibility as are commensurate with such NEO’s title or position; or (iii) the relocation of the NEO’s primary office to a location more than 35 miles from the NEO’s then-current primary office location. The NEO must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within 90 days of the occurrence of such event or condition or the date upon which the NEO reasonably became aware that such an event or condition had occurred. The Company has 30 days to cure such event or condition after receipt of written notice of such event or condition from the NEO. If the event or condition is not cured within 30 days after the NEO delivers notice to the Company, the NEO may resign for “Good Reason” as long as the resignation occurs before the first anniversary of the date notice was provided by the NEO.

●	Change in Control. A “Change in Control” generally would occur if (i) any person or entity acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the total combined voting power of our common shares outstanding immediately after such transaction; (ii) subject to certain exceptions the turnover of a majority of our Board during any twelve month period; or (iii) the consummation of a transaction or series of transactions in which our common shares outstanding immediately before the transaction cease to represent more than 70% of the combined voting power of the entity surviving the transaction or series of transactions.

Compensation Risk

We do not believe that the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on us. From time to time, the Compensation Committee will undertake a comprehensive review of our various compensation programs and policies to ensure that proper controls are in place and that these do not motivate inappropriate risk taking. These programs and policies are described in more detail in the “Compensation Discussion and Analysis – Overview of Our Executive Compensation Practices” section of this Proxy Statement.

44	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-Average	Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	12,234,112(1)	$14.40(2)	7,222,610(1)(3)
Equity compensation plans not approved by security holders	—	—	—
(1)	Assumes shares issued upon vesting of PSAs and PSUs vest at 100% of target award amount. Actual number of shares issued on vesting could be between zero and 200% of the target award amount.
(2)	Weighted average exercise price of outstanding options; excludes RSAs, RSUs, PSAs and PSUs.
(3)	Represents securities remaining available for future issuance under the 2014 Incentive Award Plan and includes 346,377 shares that represent the incremental increase above target for a maximum payout related to our PSAs and PSUs.

2017 PROXY STATEMENT	45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 2, 2017 by:

●	each person known to us to own beneficially more than 5% of the capital stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

We had 241,435,493 common shares outstanding as of March 2, 2017. The amounts and percentages of shares beneficially owned are reported on the basis of Commission regulations governing the determination of beneficial ownership of securities. Under the Commission rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner other than Berkshire, BlackRock, Vanguard and Iridian is c/o Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103.

	Number of Common Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Principal Members (as of December 31, 2016)
Warren E. Buffett(1)	23,324,000	9.7%
BlackRock, Inc.(2)	18,014,904	7.5%
The Vanguard Group(3)	16,659,731	6.9%
Iridian Asset Management LLC(4)	13,631,067	5.7%
Executive Officers and Directors (as of March 2, 2017)
Charles W. Shaver(5)	3,935,476	1.6%
Robert W. Bryant(6)	337,723	*
Stephen R. Markevich(7)	494,711	*
Michael A. Cash(8)	196,486	*
Joseph F. McDougall(9)	176,034	*
Michael F. Finn(10)	170,059	*
Mark Garrett(11)	—	—
Deborah J. Kissire	—	—
Andreas C. Kramvis(12)	97,698	*
Gregory S. Ledford	—	—
Robert M. McLaughlin(13)	91,156	*
Lori J. Ryerkerk(14)	3,277	*
Samuel L. Smolik(15)	—	—
All executive officers and directors as a group (13 persons)	5,502,620	2.3%

*	Denotes less than 1.0% of beneficial ownership.
(1)	Reflects ownership as reported on the most recent Schedule 13G filing which was filed with the Commission on February 16, 2016 by Warren E. Buffet and entities controlled directly or indirectly by Mr. Buffet (“Berkshire”), located at 3555 Farnam Street, Omaha, Nebraska 68131. Berkshire reports shared power to vote or direct the vote of 23,324,000 shares and shared power to dispose of or to direct the disposition of 23,324,000 shares. Berkshire has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

46	AXALTA COATING SYSTEMS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)	Reflects ownership as of December 31, 2016 as reported on Schedule 13G filed with the Commission on January 30, 2017 by BlackRock, Inc. (“BlackRock”), located at 55 East 52nd Street, New York, NY 10055. BlackRock reports shared power to vote or direct the vote of 16,865,272 shares and shared power to dispose of or to direct the disposition of 18,014,904 shares. BlackRock has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(3)	Reflects ownership as of December 31, 2016 as reported on Schedule 13G filed with the Commission on February 2, 2017 by Iridian Asset Management LLC (“Iridian”), located at 276 Post Road West, Westport, CT 06880. Iridian reports shared power to vote or direct the vote of 13,631,067 shares and shared power to dispose of or to direct the disposition of 13,631,067 shares. Iridian has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(4)	Reflects ownership as of December 31, 2016 as reported on Schedule 13G filed with the Commission on February 10, 2017 by The Vanguard Group (“Vanguard”), located at 100 Vanguard Blvd, Malvern, PA 19355. Vanguard reports sole power to vote or direct the vote of 167,721 shares, shared power to vote or direct the vote of 48,906 shares, sole power to dispose or to direct the disposition of 16,457,904 shares, and shared power to dispose of or to direct the disposition of 201,827 shares. Vanguard has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(5)	Includes 45,357 common shares and 3,890,119 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 447,184 restricted common shares or 215,853 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 547,794 common shares underlying options that will not vest within 60 days of the Record Date.
(6)	Includes 8,983 common shares and 328,740 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 189,428 restricted common shares or 55,560 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 139,717 common shares underlying options that will not vest within 60 days of the Record Date.
(7)	Includes 8,583 common shares and 486,128 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 163,480 restricted common shares or 61,104 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 159,128 common shares underlying options that will not vest within 60 days of the Record Date.
(8)	Includes 42,574 common shares and 153,912 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 92,371 restricted common shares or 36,323 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 90,838 common shares underlying options that will not vest within 60 days of the Record Date.
(9)	Includes 3,483 common shares and 172,551 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 82,780 restricted common shares or 33,013 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 83,390 common shares underlying options that will not vest within 60 days of the Record Date.
(10)	Includes 4,506 common shares and 165,553 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 83,204 restricted common shares or 33,861 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 85,017 common shares underlying options that will not vest within 60 days of the Record Date.
(11)	Does not include 7,049 restricted stock units because the underlying common shares will not vest within 60 days of the Record Date.
(12)	Includes 42,650 common shares and 55,048 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 9,840 restricted stock units because the underlying common shares will not vest within 60 days of the Record Date.
(13)	Includes 36,108 common shares and 55,048 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 9,840 restricted stock units because the underlying common shares will not vest within 60 days of the Record Date.
(14)	Includes 3,277 common shares. Does not include 6,558 restricted stock units because the underlying common shares will not vest within 60 days of the Record Date.
(15)	Does not include 2,200 restricted stock units because the underlying common shares will not vest within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the Commission. Based on our records and other information, we believe that during the year ended December 31, 2016 all applicable Section 16(a) filing requirements were met, except for one reporting person’s gift transactions. Due to an inadvertent clerical error, Mr. Cash filed a Form 5 in March 2017 reporting gifts to family members made on August 28, 2015 and March 11, 2016.

2017 PROXY STATEMENT	47

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials?

You are receiving this Proxy Statement because you owned Axalta common shares at the close of business on March 2, 2017 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether you attend the Annual Meeting.

We are furnishing proxy materials to our shareholders, referred to as “members” under Bermuda law, primarily via the Internet, instead of mailing printed copies of those materials. On or about March 15, 2017, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our members. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our outstanding common shares at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 241,435,493 common shares were issued and outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting, or 120,717,747 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?

There are three proposals that members will vote on at the Annual Meeting:

●	Proposal No. 1 – Election of three Class III directors to serve until the 2020 Annual General Meeting;

●	Proposal No. 2 – Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2018 Annual General Meeting of Members and the delegation of authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof; and

●	Proposal No. 3 – Non-binding advisory vote to approve the compensation paid to our named executive officers.

The Board recommends that you vote:

●	Proposal No. 1 – FOR the election of the three nominees to the Board;

●	Proposal No. 2 – FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2018 Annual General Meeting of Members and the delegation of authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof; and

●	Proposal No. 3 – FOR the advisory vote to approve the compensation paid to our named executive officers.

Charles W. Shaver, Robert W. Bryant and Michael F. Finn, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All of our common shares represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified in the proxy by the member. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.

48	AXALTA COATING SYSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the difference between holding common shares as a member of record and as a beneficial owner?

If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “member of record.” The Notice has been or will be sent directly to you.

If your common shares are held in a stock brokerage account, by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the member of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Member of Record. If you are a member of record, you may vote by using any of the following methods:

●	Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

●	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

●	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.

●	In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person. We encourage you, however, to vote through the Internet, by telephone or by mailing us your proxy card even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.
Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:

●	Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice and the voting instruction form provided by your broker, bank or other holder of record.

●	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

●	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.

●	In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, it means you hold your common shares in more than one name or are registered as the holder of common shares in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

2017 PROXY STATEMENT	49

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

May I change my vote after I have submitted a proxy?

If you are a member of record, you have the power to revoke your proxy at any time prior to the Annual Meeting by:

●	delivering to our Corporate Secretary an instrument revoking the proxy;

●	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or

●	attending the Annual Meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting.

Who will serve as the proxy tabulator and inspector of election?

A representative from Broadridge will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Annual Meeting. We will report the results in a Current Report on Form 8-K filed with the Commission within four business days after the Annual Meeting.

What vote is required to approve each proposal?

The common shares of a member whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote your shares on the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and auditor until the conclusion of the 2018 Annual General Meeting of Members and delegation of authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof (Proposal No. 2).

However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1) or the non-binding, advisory vote on the compensation paid to our named executive officers (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposal Nos. 1 or 3, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your common shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote on the applicable proposal. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal Required	Vote	Impact of Abstentions and Broker Non-Votes, if any
No. 1 – Election of directors.	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 2 – Appointment of independent registered public accounting firm and auditor until the conclusion of the 2018 Annual General Meeting of Members and the delegation of authority to the board of directors, acting through the Audit Committee, to fix the terms and remuneration thereof.	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 3 – Non-binding, advisory vote to approve compensation paid to our named executive officers.	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.

50	AXALTA COATING SYSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this Proxy Statement. The Company will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding common shares in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners.

What do I need to do to attend the meeting in person?

In order to be admitted to the Annual Meeting, you must present proof of ownership of Axalta common shares as of the close of business on the Record Date in any of the following ways:

●	a brokerage statement or letter from a bank or broker that is a record holder indicating your ownership of Axalta common shares as of the close of business on March 2, 2017;

●	your Notice of Internet Availability of Proxy Materials;

●	a printout of your proxy distribution email (if you received your materials electronically);
●	your proxy card;

●	your voting instruction form; or

●	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a member must present the proxy card, properly executed, and a copy of one of the proofs of ownership listed above. Members and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Is there a list of members entitled to vote at the Annual Meeting?

A list of members entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m., Atlantic Time, at our registered offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If you would like to view the member list, please contact our Corporate Secretary to schedule an appointment.

I share an address with another member, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the Commission called “householding.” Under this procedure, members of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only a single copy of our Proxy Statement and 2016 Annual Report, unless we have received contrary instructions from such member. Members who participate in householding will continue to receive separate proxy cards and Notices.

We will promptly deliver, upon written or oral request, individual copies of this Proxy Statement or the 2016 Annual Report to any member that received a householded mailing. If you would like an additional copy of this Proxy Statement or 2016 Annual Report, or you would like to request separate copies of future proxy materials, please contact our Corporate Secretary, by mail at Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103 or by telephone at (855) 547-1461. If you are a beneficial owner, you may contact the broker or bank where you hold the account.

If you are eligible for householding, but you and other members of record with whom you share an address currently receive multiple copies of our Proxy Statement and 2016 Annual Report, or if you hold common shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. by mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone at (800) 542-1061.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, our Board is not aware of any matters, other than those described in this Proxy Statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the

Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

2017 PROXY STATEMENT	51

MEMBER PROPOSALS FOR THE COMPANY’S 2018 ANNUAL GENERAL MEETING OF MEMBERS

Members who intend to present proposals at the 2018 Annual General Meeting of Members, or the “2018 Annual Meeting,” and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103, and such proposals must be received no later than November 15, 2017. Such proposals must meet the requirements set forth in the rules and regulations of the Commission, as well as the informational requirements and the other requirements related to member proposals set forth in the Company’s Bye-Laws, in order to be eligible for inclusion in the Company’s proxy statement for its 2018 Annual Meeting.

Members who wish to nominate directors or introduce an item of business at an annual general meeting, without including such matters in the Company’s 2018 proxy statement, must comply with the informational requirements and the other requirements set forth in the Bye-Laws. Nominations or an item of business to be introduced at an annual general meeting must be submitted in writing and received by the Company no earlier than January 3, 2018 and no later than February 2, 2018 (i.e., no more than 120 days and no less than 90 days prior to April 26, 2018, the first anniversary of the Annual Meeting). A copy of the Bye-Laws, which sets forth the informational requirements and other requirements, can be obtained from the Corporate Secretary of the Company.

AVAILABLE INFORMATION

Our website (www.axaltacoatingsystems.com) contains copies of our Code of Business Conduct and Ethics that applies to all of our directors, executive officers and other employees, our Corporate Governance Guidelines and the charters of our Audit, Compensation, Nominating and EHS&S Committees, each of which can be downloaded free of charge.

Printed copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of our Audit, Compensation, Nominating and EHS&S Committees and any of our reports on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports, can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any member who requests them from our Investor Relations Department:

Investor Relations
Axalta Coating Systems Ltd.
Two Commerce Square
2001 Market Street, Suite 3600
Philadelphia, PA 19103 U.S.A.
Phone: (866) 307-3862
E-mail: investorrelations@axaltacs.com

INCORPORATION BY REFERENCE

The information on our website is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the Commission.

52	AXALTA COATING SYSTEMS

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Members to be Held on April 26, 2017

The Proxy Statement and Annual Report are available at
www.proxyvote.com

BY ORDER OF THE BOARD OF DIRECTORS

Michael Finn
Senior Vice President, General Counsel & Corporate Secretary

March 15, 2017
Philadelphia, PA

2017 PROXY STATEMENT	53

AXALTA COATING SYSTEMS LTD. TWO COMMERCE SQUARE 2001 MARKET STREET, SUITE 3600 PHILADELPHIA, PA 19103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E18888-P86730	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AXALTA COATING SYSTEMS LTD.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			All	All	Except
			☐	☐	☐
1.	Election of Directors

Nominees:

	01)	Charles W. Shaver
	02)	Mark Garrett
	03)	Lori J. Ryerkerk

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2018 Annual General Meeting of Members and to delegate authority to the Board of Directors of the Company, acting through the Audit Committee, to fix the terms and remuneration thereof.						☐	☐	☐

3.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers.						☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and the 2016 Annual Report are available at www.proxyvote.com.

E18889-P86730

AXALTA COATING SYSTEMS LTD. Annual General Meeting of Members April 26, 2017 2:15 PM Eastern Daylight Time This proxy is solicited by the Board of Directors

The member hereby appoints Charles W. Shaver, Robert W. Bryant and Michael F. Finn, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AXALTA COATING SYSTEMS LTD. that the member is entitled to vote at the Annual General Meeting of Members to be held at 2:15 PM, Eastern Daylight Time on April 26, 2017, at Convene, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

V.1.1